Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ONYX PHARMACEUTICALS, INC.

at

$125.00 Net Per Share

by

ARENA ACQUISITION COMPANY,

a wholly owned subsidiary of

AMGEN INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 1, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2013), UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2013 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Amgen Inc., a Delaware corporation (“Amgen”), Arena Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen, and Onyx Pharmaceuticals, Inc., a Delaware corporation (“Onyx”). Purchaser is offering to purchase all of the shares of common stock, par value $0.001 per share (the “Shares”), of Onyx that are issued and outstanding at a price of $125.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Onyx (the “Merger”), with Onyx continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Amgen. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Amgen, Onyx or any of their respective wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF ONYX UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the board of directors of Onyx (the “Onyx Board”) has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (a) there being validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on October 1, 2013 (one minute after 11:59 P.M., New York City time, on September 30, 2013 (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire)) (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of (i) all Shares then outstanding and (ii) all Shares that Onyx may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted shares, restricted stock units, performance stock units and other awards consisting of Shares granted and outstanding under the Onyx Equity Plans (as defined herein) and the Onyx 4.00% Convertible Senior Notes due 2016 (the “Convertible Senior Notes”) (including the effect of any make-whole provision and assuming conversions of the Convertible Senior Notes are settled in full in Shares, assuming the effectiveness thereof occurred on the Expiration Date), regardless of the conversion or exercise price or other terms and conditions thereof); and (b) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”), as well as other customary conditions. See Section 15 — “Conditions to the Offer.” After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Amgen, Purchaser and Onyx will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Onyx in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).

A summary of the principal terms of the Offer appears on pages i through ix. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

The Dealer-Managers for the Offer are:

BofA Merrill Lynch	Lazard Frères & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower One Bryant Park New York, New York 10036 Call Toll Free: (888) 803-9655	Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, New York 10020 Call Toll Free: (877) 364-0850

September 3, 2013

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Innisfree M&A Incorporated, the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.001 per share (the “Shares”), of Onyx Pharmaceuticals, Inc., a Delaware corporation (“Onyx”), that are issued and outstanding.

Price Offered Per Share:	$125.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes.

Scheduled Expiration Date:	12:00 midnight, New York City time, on October 1, 2013 (one minute after 11:59 P.M., New York City time, September 30, 2013), unless the Offer (as defined below) is extended.

Purchaser:	Arena Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”).

Onyx Board Recommendation:	The board of directors of Onyx (the “Onyx Board”) has unanimously (1) determined that the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger (as defined below) and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The following are some questions that you, as a stockholder of Onyx, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

We are a wholly owned subsidiary of Amgen, incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into Onyx, with Onyx continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Amgen. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Amgen is a corporation incorporated under the laws of the State of Delaware. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser and Amgen.”

i

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 24, 2013, by and among Amgen, Onyx and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Onyx, while allowing Onyx’s stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable thereafter in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Onyx will become a wholly owned subsidiary of Amgen. See Section 12 — “Purpose of the Offer; Plans for Onyx.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $125.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Onyx Board recommend?

After careful consideration, the Onyx Board has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Onyx” and Onyx’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Onyx’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

(a) there being validly tendered and not validly withdrawn prior to the Expiration Date (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date (as defined below)) that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of: (i) all Shares then outstanding; and (ii) all Shares that Onyx may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted shares, restricted stock units, performance stock units and other awards consisting of Shares granted and outstanding under the Onyx Equity Plans and the Convertible Senior Notes (each as defined in the “Introduction”) (including the effect of any make-whole provision and assuming conversions of the Convertible Senior Notes are settled in full in Shares, assuming the effectiveness thereof occurred on the Expiration Date), regardless of the conversion or exercise price or other terms and conditions thereof) (the “Minimum Condition”); and

(b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) having expired or been terminated (the “HSR Condition”), as well as other customary conditions.

We may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Onyx’s consent. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

Neither we nor Amgen nor any of our respective affiliates currently own any Shares.

Do you have the financial resources to pay for all Shares?

Yes. We estimate that we will need approximately $10.6 billion to purchase all Shares pursuant to the Offer and the Merger, to fund amounts that may become payable under the Convertible Senior Notes and to pay related fees and expenses. Amgen, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger and related fees and expenses. Amgen expects to fund such cash requirements from a combination of its available cash and committed financing facilities. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•	we, through Amgen, will have sufficient funds, through available cash and committed financing facilities, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, on October 1, 2013 (one minute after 11:59 P.M., New York City time, on September 30, 2013) (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”), within three NASDAQ Stock Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the End Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	for periods of not more than five business days each, or such other number of business days as we, Amgen and Onyx may agree, but not beyond February 24, 2014 (the “End Date”) in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive); and

•	for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the End Date.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date. See Section 1 — “Terms of the Offer.”

How do I tender my Shares into the Offer?

To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after November 2, 2013 which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.” You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL. Following consummation of the Merger, no Shares will be publicly owned. See Section 13 — “Certain Effects of the Offer.” Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Amgen or Onyx are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

Will there be a subsequent offering period?

Subject to the provisions of Section 251(h) of the DGCL described above and our obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction of the remaining conditions set forth in the Merger Agreement, we may elect to provide a subsequent offering period

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(and one or more extensions thereof) of neither less than three business days nor more than 20 business days, during which time Onyx’s stockholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be more or less than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, Onyx is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer until the Effective Time, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Onyx — Purpose of the Offer.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $125.00 per Share represents an approximate:

•	43.98% premium to the closing price per Share reported on the NASDAQ on June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press;

•	6.87% premium to the closing price per Share reported on the NASDAQ on August 23, 2013, the last full trading day before we announced the execution of the Merger Agreement and the Offer;

•	23.07% premium to the 52-week-high intraday price per Share reported on the NASDAQ for the period ended June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press; and

•	39.60%, 35.43%, 45.50% and 54.40% premium over the volume-weighted average trading prices for the Shares for the one-month, three-month, six-month and 12-month periods, respectively, ending on June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press.

On August 30, 2013, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $123.58 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly receive (in any event within three business days after our acceptance of such Shares) an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards in the Offer?

The Offer is being made for all outstanding Shares, and not for options to purchase Shares (“Onyx Options”) or other equity awards. Onyx Options or other equity awards may not be tendered into the Offer. If you wish to tender Shares underlying Onyx Options or other equity awards, you must first exercise such awards (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

At the Effective Time, each outstanding Onyx Option, whether vested or unvested, will be cancelled and converted into only the right to receive, without interest, an amount in cash (less applicable tax withholdings) equal to the product of (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per Share of such Onyx Option, and (B) the number of shares underlying such Onyx Option (the “Option Payment Amount”). At the Effective Time, each outstanding restricted share, restricted stock unit, performance stock unit, purchase right and any other right of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares and awards of any kind consisting of Shares (each, an “Onyx Equity Award”) will be deemed to be converted into the right to receive, without interest, an amount in cash (less applicable tax withholdings) equal to the product of (A) the Offer Price, and (B) the number of Shares underlying such Onyx Equity Awards outstanding immediately prior to the Effective Time (the “Equity Award Payment Amount”).

The Option Payment Amount and Equity Award Payment Amount, as applicable, will be payable, in a lump sum, (i) for each former Onyx Option that is vested as of the Effective Time as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time and (ii) for each former Onyx Option or former Onyx Equity Award that is not vested as of the Effective Time, as soon as reasonably practicable (but no later than the second payroll period) after the applicable vesting date of such former Onyx Option or former Onyx Equity Award. Each unvested former Onyx Option and former Onyx Equity Award will remain subject to the same vesting schedule and other relevant terms as in effect immediately before the Effective Time and the holder of such former Onyx Option or former Onyx Equity Award must remain in service to Amgen, Onyx or any of their affiliates through the applicable vesting date to receive payment in respect thereof. However, any former Onyx Option or former Onyx Equity Award that, per its terms, remains outstanding and unvested as of December 15, 2013, will vest on December 15, 2013 and the Option Payment Amount or Equity Award Payment Amount, as applicable, in respect thereof will be paid no later than December 31, 2013, and will vest in full earlier if the former Onyx Option holder’s or former Onyx Equity Award holder’s service to Amgen, Onyx or their affiliates terminates without “Cause” (within the meaning of Onyx’s Employee Severance Plan) or for Good Reason (as defined below in Section 11, — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Onyx Options and Onyx Equity Awards”) in which case the Option Payment Amount or Equity Award Payment Amount in respect thereof will be paid no later than the second payroll period after the date of the termination without Cause or for Good Reason.

In addition, any unvested Onyx Option or Onyx Equity Award held by an individual who is a non-employee member of the Board of Directors of Onyx at the Effective Time will become vested and exercisable in full upon the Effective Time, and the holder thereof will be paid the Option Payment Amount or Equity Award Payment Amount, as applicable, as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time. All Shares purchased under Onyx’s 1996 Employee Stock Purchase Plan (the “ESPP”), will, as of the Effective Time, be cancelled and converted into only the right to receive (without interest), an amount in cash (less applicable tax withholdings) equal to the product of (i) the Offer Price and (ii) the number of such ESPP Shares that are cancelled, payable as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Onyx Options and Onyx Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834.

To the Holders of Shares of Common Stock of Onyx Pharmaceuticals, Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Amgen, Onyx and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC (the “Dealer-Managers”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Amgen and Onyx will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Amgen and Onyx agree in writing and specify in the Certificate of Merger, at which time Onyx will become the Surviving Corporation and a wholly owned subsidiary of Amgen. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Amgen, Onyx or any of their respective wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the Onyx Board has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

A more complete description of the Onyx Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the

Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Onyx’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon: the Minimum Condition and the HSR Condition, as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

According to Onyx, as of August 23, 2013, there were (a) 73,430,031 issued and outstanding Shares, (b) 5,515,461 Shares subject to issuance pursuant to options to purchase Shares (“Onyx Options”), (c) 757,680 Shares subject to issuance pursuant to Onyx restricted stock units (“Onyx RSUs”), performance stock units (“Onyx PSUs”) and all other rights of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares and awards of any kind consisting of Shares (“Onyx Stock Awards”) granted and outstanding under Onyx’s 2005 Equity Incentive Plan, as amended, 1996 Equity Incentive Plan and 1996 Non-Employee Director Stock Option Plan, and up to 11,383 Shares reserved for the issuance in respect of purchase rights (“Onyx Purchase Rights”) pursuant to Onyx’s 1996 Employee Stock Purchase Plan, as amended (together with the 2005 Equity Incentive Plan, as amended, 1996 Equity Incentive Plan and 1996 Non-Employee Director Stock Option Plan, the “Onyx Equity Plans”), and (d) approximately 5,937,377 Shares issuable upon conversion of Onyx’s 4.00% Convertible Senior Notes due 2016 (the “Convertible Senior Notes”) (including the estimated effect of any make-whole provision and assuming conversions of the Convertible Senior Notes are settled in full in Shares). Assuming that all Shares described in (c), (d) and (e) in the preceding sentence are issued and that (i) no other Shares were or are issued after August 23, 2013 and (ii) no options, restricted shares, restricted stock units, performance stock units or other awards consisting of Shares or purchase rights have been granted or have expired after August 23, 2013, the Minimum Condition would be satisfied if at least 42,825,967 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

If the Minimum Condition is satisfied and we accept for payment and pay for the Shares tendered into the Offer, we will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Onyx Board that is equal to the product of (a) the total number of directors on the Onyx Board (after giving effect to the directors elected or designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Amgen, us and any of our subsidiaries bears to the total number of Shares then outstanding, with such designees elected or appointed to such classes of the Onyx Board so as to be as evenly distributed as possible among the three classes of directors of the Onyx Board, and Onyx will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the Onyx Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the Onyx Board, promptly increasing the size of the Onyx Board (including by amending Onyx’s bylaws if necessary so as to increase the size of the Onyx Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the Onyx Board, and (ii) cause our designees to be so appointed at such time. Onyx will, upon our request following the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”), cause directors designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Onyx Board of each committee of the Onyx Board to the extent permitted by applicable law and the rules of the NASDAQ.

Pursuant to the Merger Agreement, in the event directors designated by us are elected or appointed to the Onyx Board, until the Effective Time, Onyx will cause the Onyx Board to maintain three directors who are members of the Onyx Board on or prior to the date of the Merger Agreement and who are not officers, directors or employees of Amgen, us or any of their or our subsidiaries, each of whom shall be an “independent director” as defined by the rules of the NASDAQ and eligible to serve on Onyx’s audit committee under the Exchange Act and rules of the NASDAQ, and at least one of which will be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”). After the Acceptance Time and prior to the Effective Time, if our designees constitute a majority of the Onyx Board, the affirmative vote of a majority of the Continuing Directors (in addition to the approval rights of the Onyx Board or the stockholders of Onyx as may be required by Onyx’s certificate of incorporation or bylaws or by applicable law) will be required (i) for Onyx to amend or terminate the Merger Agreement, (ii) to exercise or waive any of Onyx’s rights, benefits or remedies under the Merger Agreement, if such action would adversely affect, or would reasonably be expected to adversely affect, Onyx’s stockholders (other than Amgen and us), (iii) to amend Onyx’s certificate of incorporation or bylaws if such action would adversely affect the holders of Shares (other than Amgen or us), or (iv) to take any other action of the Onyx Board under or in connection with the Merger Agreement if such action would materially and adversely affect, or would reasonably be expected to materially and adversely affect, Onyx’s stockholders (other than Amgen or us).

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Amgen, we and Onyx will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Onyx in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.” At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such holder’s Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be more or less than, or equal to, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon: the Minimum Condition and the HSR Condition, as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Onyx, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (iv) amend or modify any of the conditions to the Offer in a manner that adversely affects holders of Shares generally, (v) waive or change the Minimum Condition or (vi) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), but in all instances subject to the provisions of Section 251(h) of the DGCL and our obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Date, during which stockholders may tender any Shares not previously tendered into the Offer prior to the Expiration Date (or Shares previously tendered and later withdrawn prior to the Expiration Date) and not withdrawn. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of neither less than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

The Merger Agreement separately provides that we are required to extend the Offer for periods of not more than five business days each, or such other number of business days as we, Amgen and Onyx may agree, but not beyond February 24, 2014 (the “End Date”), in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived

(other than the Minimum Condition, which we may not waive), and for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the End Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Onyx has provided us with Onyx’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Onyx’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (“Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Onyx.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to Amgen or one or more direct or indirect wholly owned subsidiaries of Amgen the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Onyx stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such

Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Onyx.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent, the Dealer-Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Onyx’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Onyx’s stockholders.

Onyx Options and Onyx Equity Awards. The Offer is made only for outstanding Shares and is not made for any Onyx Options or Onyx Equity Awards. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Onyx Options and Onyx Equity Awards” for a description of the treatment of the Onyx Options and Onyx Equity Awards.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after November 2, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent, the Dealer-Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States person for U.S. Federal income tax purposes.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	Onyx is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Onyx has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NASDAQ under the symbol “ONXX.” The Shares have been listed on the NASDAQ since May 8, 1996.

The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share on the NASDAQ as reported on the NASDAQ(1):

	High	Low
Year Ended December 31, 2011:
First Quarter	$37.67	$34.05
Second Quarter	45.37	33.57
Third Quarter	36.80	27.59
Fourth Quarter	44.68	29.52
Year Ended December 31, 2012:
First Quarter	44.18	36.18
Second Quarter	67.12	37.85
Third Quarter	85.82	64.73
Fourth Quarter	91.46	71.40
Year Ended December 31, 2013:
First Quarter	88.86	69.93
Second Quarter	100.37	81.76
Third Quarter (through August 30, 2013)	136.87	110.99

(1)	Source: Bloomberg L.P.

According to Onyx, as of August 23, 2013, there were (a) 73,430,031 issued and outstanding Shares, (b) 5,515,461 Shares subject to issuance pursuant to Onyx Options, (c) 757,680 Shares subject to issuance pursuant to Onyx RSUs, Onyx PSUs and Onyx Stock Awards, and 11,383 Shares reserved for issuance pursuant to Onyx Purchase Rights, each granted and outstanding under the Onyx Equity Plans and (d) approximately 5,937,377 Shares issuable upon conversion of the Convertible Senior Notes (including the estimated effect of any make-whole provision and assuming conversions of the Convertible Senior Notes are settled in full in Shares).

The Offer Price of $125.00 per Share represents an approximate:

•	43.98% premium to the closing price per Share reported on the NASDAQ on June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press;

•	6.87% premium to the closing price per Share reported on the NASDAQ on August 23, 2013, the last full trading day before we announced the execution of the Merger Agreement and the Offer;

•	23.07% premium to the 52-week-high intraday price per Share reported on the NASDAQ for the period ended June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press; and

•	39.60%, 35.43%, 45.50% and 54.40% premium over the volume-weighted average trading prices for the Shares for the one-month, three-month, six-month and 12-month periods, respectively, ending on June 28, 2013, the last full trading day before market rumors about a potential transaction involving Amgen and Onyx were published in the financial press.

On August 30, 2013, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $123.58 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

Onyx has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Onyx is not permitted to declare or pay any dividend in respect of the Shares without Amgen’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Onyx.”

7.	Certain Information Concerning Onyx.

Except as otherwise set forth in this Offer to Purchase, the information concerning Onyx contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Amgen, and the Information Agent, and the Dealer-Managers take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Onyx to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Amgen, the Information Agent and the Dealer-Managers.

General. Onyx was incorporated in California in February 1992 and reincorporated in Delaware in May 1996 when it became a public company. The principal executive offices of Onyx are located at 249 East Grand Avenue, South San Francisco, California 94080 and the telephone number is (650) 266-0000.

As described in the joint press release announcing the execution of the Merger Agreement, issued by Amgen and Onyx on August 25, 2013, Onyx is a global biopharmaceutical company dedicated to developing and commercializing innovative therapies that target the molecular mechanisms that cause cancer by exploiting the genetic and molecular differences between cancer cells and normal cells. Onyx has built a franchise platform in both kinase inhibition and proteasome inhibition. Onyx’s portfolio of marketed products includes Kyprolis®, which is approved in the United States for the treatment of certain patients with multiple myeloma, Nexavar®, which is approved in multiple countries for unresectable liver cancer and advanced kidney cancer, and Stivarga®, which is a compound developed by Bayer HealthCare Pharmaceuticals Inc. and approved in the United States for the treatment of metastatic colorectal cancer and locally advanced, unresectable or metastatic gastrointestinal stromal tumors. Onyx is also developing two other novel proteasome inhibitors, and expects to continue to expand its development pipeline, with multiple clinical or preclinical stage product candidates.

Available Information. Onyx files annual, quarterly and current reports, proxy statements and other information with the SEC. Onyx’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Onyx files with the SEC at the SEC’s Public

Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Onyx maintains a website at www.onyx.com. These website addresses are not intended to function as hyperlinks, and the information contained on Onyx’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.	Certain Information Concerning Purchaser and Amgen.

Purchaser. We are a Delaware corporation and a wholly owned subsidiary of Amgen and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into Onyx, with Onyx continuing as the Surviving Corporation. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California, 91320-1799. Our business telephone number is (805) 447-1000.

Amgen. Amgen is a Delaware corporation. The business address of Amgen is One Amgen Center Drive, Thousand Oaks, California 91320-1799. The business telephone number for Amgen is (805) 447-1000. Amgen is the world’s largest independent biotechnology medicines company. Amgen discovers, develops, manufactures and markets medicines for grievous illnesses. Amgen focuses solely on human therapeutics and concentrates on innovating novel medicines based on advances in cellular and molecular biology. Amgen’s mission is to serve patients.

Additional Information. Certain information concerning the directors and executive officers of Amgen is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

As set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Onyx”, Section 11 — “The Merger Agreement; Other Agreements”, Annex A and Annex B): (i) neither we nor Amgen nor, to our knowledge or the knowledge of Amgen after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Onyx, (ii) neither we nor Amgen nor, to our knowledge or the knowledge of Amgen after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Onyx during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Amgen nor, to our knowledge or the knowledge of Amgen after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Onyx, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Amgen, its subsidiaries or, to our knowledge or the knowledge of Amgen after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Onyx or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Amgen, our or its subsidiaries or, to our knowledge or the knowledge of Amgen after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Onyx or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Amgen or any of our or its respective executive officers, directors or affiliates, on the one hand, and Onyx or any of its executive officers, directors or affiliates, on the other hand. As disclosed in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013, Amgen pled guilty to a single misdemeanor count of misbranding Aranesp® in a way that was different from the dosages in the product’s label.

The plea was entered on December 18, 2012 in the U.S District Court for the Eastern District of New York and was accepted by the court on December 19, 2012. Except with respect to the foregoing, neither we nor Amgen has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Amgen have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or Amgen with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Amgen maintains a website at www.amgen.com. These website addresses are not intended to function as hyperlinks, and the information contained on Amgen’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that we will need approximately $10.6 billion to purchase all Shares pursuant to the Offer and the Merger, to fund amounts that may become payable under the Convertible Senior Notes and to pay related fees and expenses. Amgen, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger and related fees and expenses. Amgen expects to fund such cash requirements from a combination of its available cash and committed financing facilities, as described below.

Repurchase Agreement

On August 24, 2013, Amgen entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Bank of America, N.A. (“Bank of America”), pursuant to which Amgen has the right, subject to the terms and conditions of the Repurchase Agreement summarized below, to sell to Bank of America 34,097 shares of Class A Preferred Stock (the “Purchased Securities”) of its wholly owned subsidiary, ATL Holdings Limited (“ATL Holdings”), in one or more transactions prior to February 24, 2014 for an aggregate purchase price of $3.1 billion in cash with respect to the Purchased Securities.

Pursuant to the Repurchase Agreement, Amgen is obligated to repurchase from Bank of America, and Bank of America is obligated to resell to Amgen, the Purchased Securities on the repurchase date, which is scheduled to be the date occurring five years after the initial sale of the Purchased Securities, for an aggregate repurchase price equal to the aggregate purchase price paid by Bank of America for such Purchased Securities plus any accrued and unpaid “price differential” (as described below).

ATL Holdings is an entity distinct from Amgen and its other subsidiaries, with separate assets and liabilities. The Class A Preferred Stock is fully participating with ATL Holdings’ common stock as to earnings and appreciation, and provides for a liquidation preference of $100,000 per share and a quarterly dividend on the liquidation preference equal to the amount accumulated on the liquidation preference at a floating interest rate of the greater of (a) LIBOR minus 0.25% per annum and (b) 0.01% per annum. Bank of America is required to remit to Amgen any dividends and other distributions that it receives on the Purchased Securities, unless an event of default with respect to Amgen has occurred and is continuing under the Repurchase Agreement. Under the Repurchase Agreement, Amgen is obligated to make monthly “price differential” payments to Bank of America based on the outstanding purchase price of the Purchased Securities at a floating interest rate of LIBOR plus 1.10% which are calculated and accrue on a daily basis. Any unused commitments under the Repurchase Agreement will also be subject to an undrawn fee of 0.10% per annum.

The Repurchase Agreement contains events of default that are customary for repurchase agreements, including failure of Amgen to transfer, or failure of Bank of America to purchase, the Purchased Securities when required; failure of Amgen to repurchase, or failure by Bank of America to transfer, the Purchased Securities on the repurchase date; failure to pay amounts when due; insolvency events; breaches of representations; and unpermitted assignments. Under the Repurchase Agreement, Amgen may repurchase all, or, subject to certain limitations, a portion, of the Purchased Securities at any time. Upon the occurrence and continuance of an event of default, the non-defaulting party has the right to accelerate, or in the case of the occurrence of an insolvency event of Amgen, Bank of America will be deemed to have accelerated, the repurchase date.

In connection with the Repurchase Agreement, Amgen will enter into an ancillary agreement with Bank of America (the “Ancillary Agreement”), which contains a number of representations and covenants of Amgen, including agreements by Amgen intended to maintain the status of ATL Holdings as an entity distinct from Amgen and its other subsidiaries.

The obligations of Bank of America to purchase the Class A Preferred Stock are subject to conditions customary for transactions of this type. Amgen expects to utilize the proceeds of any sales under the Repurchase Agreement to effectuate the Offer.

The foregoing summaries of the Repurchase Agreement and the Ancillary Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the agreements. The form of Repurchase Agreement is filed as Exhibit (b)(1) to the Schedule TO, which is incorporated herein by reference. The form of the Certificate of Designations in respect of the Class A Preferred Stock is included as Exhibit IV to the Repurchase Agreement. The form of Ancillary Agreement is included as Exhibit III to the Repurchase Agreement.

Commitment Letter for Term and Bridge Loans

On August 24, 2013, Amgen entered into a Commitment Letter (the “Commitment Letter”) with Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS”) and Barclays Bank PLC (“Barclays”, together with Bank of America, MLPFS, JPMCB and JPMS, the “Commitment Parties”) pursuant to which the Commitment Parties committed, subject to the terms of the Commitment Letter, to provide Amgen with: up to $1.65 billion of an up to $5.0 billion senior unsecured term loan facility of Amgen (the “Term Loan Facility”); in the event the Bridge B Facility (as defined below) has been fully drawn or is terminated, up to $500.0 million in senior unsecured loans (the “Bridge A Facility”); and to the extent the Term Loan Facility is not syndicated and/or Amgen has not issued other debt prior to the date of consummation of the Merger in connection with a successful Offer, up to $5.0 billion in senior unsecured loans (the “Bridge B Facility;” together with the Bridge A Facility, the “Bridge Facilities;” and, together with the Term Loan Facility, the “Credit Facilities”).

The Credit Facilities are intended to finance the Offer and to pay fees and expenses incurred in connection with consummation of the Merger. The Term Loan Facility will mature five years after the closing date and is expected to bear interest, at a rate tied to the prime rate, the federal funds effective rate or LIBOR. The Bridge Facilities will mature 364 days after the closing date and are expected to bear interest at a rate tied to LIBOR, subject to periodic adjustments. Amgen may only borrow amounts under the Credit Facilities upon consummation of the Merger in connection with a successful Offer, in accordance with the terms of the Merger Agreement, prior to February 24, 2014. The Credit Facilities are also subject to other terms and conditions customary for commitments of this type.

The foregoing summary of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Commitment Letter, a copy of which is filed as Exhibit (b)(2) to the Schedule TO, which is incorporated herein by reference.

The Credit Facilities described in this document may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Credit Facilities are not available at the expiration of the Offer. No plans have been made to finance or repay the Credit Facilities after the consummation of the transactions contemplated by the Merger Agreement.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and (iv) we, through Amgen, will have sufficient funds, through available cash and committed financing facilities, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Onyx.

References to Amgen below in certain cases may be references to us or other entities that are affiliates of Amgen.

Background of the Offer

Amgen regularly evaluates its business and plans and considers a variety of transactions to enhance its business. Amgen has considered a number of alternatives for developing its businesses, including partnerships and acquisitions of other companies and businesses.

On June 6, 2013, Robert A. Bradway, President and CEO of Amgen, contacted Dr. N. Anthony Coles, Chairman and Chief Executive Officer of Onyx, via telephone and requested an in-person meeting. Mr. Bradway did not disclose the purpose of the meeting and no further substantive discussions occurred between the parties between June 6, 2013 and June 13, 2013.

On June 13, 2013, Mr. Bradway met with Dr. Coles in San Francisco, California. During the meeting, Mr. Bradway expressed Amgen’s interest in a potential business combination transaction and presented to Dr. Coles an oral proposal pursuant to which Amgen would acquire Onyx for approximately $10 billion in cash. The following day, Mr. Bradway sent a letter to Dr. Coles confirming the proposal for an acquisition of all of the outstanding Shares at a price of $120 per Share in cash (the “June 14 Proposal”).

On June 21, 2013, Mr. Bradway contacted Dr. Coles seeking an update regarding Onyx’s consideration of the June 14 Proposal. In response, Dr. Coles informed Mr. Bradway that the Onyx Board of Directors (the “Onyx Board”) had been informed of the June 14 Proposal and was currently scheduling a meeting to be held sometime during the week of June 24, 2013.

During the afternoon of June 28, 2013, Dr. Coles contacted Mr. Bradway to inform him that the Onyx Board viewed the offer price contained in the June 14 Proposal as inadequate and had rejected the proposal. Dr. Coles suggested that Mr. Bradway have Amgen’s financial advisors speak with Onyx’s financial advisor, Centerview Partners, LLC (“Centerview”), in view of the Onyx Board’s process.

Late in the afternoon on June 28, 2013, after the closing of trading, Canada’s Financial Post published an article disclosing that Amgen had made the June 14 Proposal to Onyx. The article referenced Amgen’s letter containing the terms of the June 14 Proposal and quoted certain provisions of the letter.

On June 30, 2013, Onyx issued a press release confirming that it had received and rejected the unsolicited June 14 Proposal from Amgen, and that the Onyx Board had authorized Centerview as its financial advisor to contact potential third party acquirors.

On July 3, 2013, Amgen’s financial advisor, Lazard Frères & Co. LLC (“Lazard”), contacted representatives of Centerview to ask questions about the Onyx Board’s process. Representatives of Centerview indicated that Amgen would need to enter into a confidentiality agreement with Onyx in order to participate in the process, and Lazard indicated that the confidentiality agreement should be sent to Amgen’s legal advisors, Sullivan & Cromwell LLP (“S&C”). Later that same day, Goodwin Procter provided Onyx’s form of confidentiality agreement with a standstill to S&C.

On July 11, 2013, Mr. Bradway called Dr. Coles to inform him that Amgen was confirming the offer price of $120 per Share set forth in the June 14 Proposal. Following that call, Onyx received a letter from Amgen, confirming its proposal to purchase Onyx for $120 per Share in cash (the “July 11 Letter”). The July 11 Letter confirmed that the June 14 Proposal was based solely on publicly-available information regarding Onyx and that Amgen requested access to Onyx’s management and non-public information in order to be able to refine its proposal.

On July 12, 2013, in response to the July 11 Letter, representatives of Centerview contacted Lazard to express Onyx’s disappointment that Amgen was unwilling to raise its offer price and to re-emphasize the requirement for Amgen to execute a customary confidentiality agreement with a standstill before it would be given access to Onyx’s management and that Amgen would need to increase its offer price above $120 per Share before being provided access to Onyx’s electronic data site. Representatives of Centerview, Lazard, S&C and Goodwin Procter negotiated the terms of the confidentiality agreement with a standstill on July 11 and July 12, 2013, which was executed on July 12, 2013. The standstill agreement would expire on September 2, 2013, or earlier if a change of control transaction involving Onyx and a third party was announced.

On July 18, 2013, Onyx and its financial and legal advisors met with Amgen and its legal and financial advisors in San Francisco to discuss certain diligence matters, including business, intellectual property, clinical, regulatory and financial matters as well as understand Onyx’s views regarding potential sources of additional value.

On July 27, 2013, representatives of Lazard called Centerview requesting a meeting between Dr. Coles and Mr. Bradway and their respective financial advisors in San Francisco on July 30, 2013, to review a revised proposal from Amgen. Lazard indicated that the revised proposal would provide speed and certainty of value to Onyx’s stockholders, as well as include evidence of Amgen’s ability to finance a potential transaction with Onyx and a proposed merger agreement for the transaction. Lazard indicated that Amgen wanted to preempt Onyx’s process as Amgen had substantially completed its diligence and did not want to wait any further to execute a merger agreement.

On July 30, 2013, Dr. Coles and a representative of Centerview met with Mr. Bradway and a representative of Lazard in San Francisco to discuss Amgen’s continued interest in a proposed transaction with Onyx and the proposed terms reflected in Amgen’s revised proposal. Mr. Bradway, on behalf of Amgen, presented the written proposal (the “July 30 Proposal”) to acquire all of the outstanding Shares for $130.00 per Share in cash, subject to completion of due diligence and negotiation of a definitive merger agreement. The key elements of the July 30 Proposal included, among other things: (i) the proposed price of $130.00 per Share; (ii) Amgen would fund the acquisition through available cash and committed financing facilities, and completion of the acquisition would not be conditioned on Amgen obtaining financing; (iii) Amgen had completed substantially all of its due diligence other than a limited number of confirmatory diligence matters that could be closed out very shortly; (iv) the proposal was approved by Amgen’s board of directors; (v) a proposed merger agreement that Amgen was prepared to sign; (vi) Amgen’s willingness to proceed was dependent upon Onyx entering into exclusive negotiations with Amgen; and (vii) the proposal was non-binding.

Dr. Coles attempted to negotiate the offer price presented in the July 30 Proposal but was informed by Lazard that this was Amgen’s best and final proposal.

Among other things, Amgen’s proposed merger agreement accompanying the July 30 Proposal provided that the transaction would be structured as a two-step all cash tender offer, proposed a termination fee payable to Amgen if Onyx were to withdraw its recommendation of the transaction of 3.5% of the proposed transaction equity value, plus uncapped out-of-pocket expenses incurred by Amgen. This draft also did not permit Onyx to terminate the merger agreement in order to accept a superior proposal.

On August 1, 2013, representatives of Centerview telephoned representatives of Lazard to communicate Onyx’s willingness to move forward at an offer price of $130 per Share, the Onyx Board’s refusal to grant exclusivity and the need to negotiate a satisfactory merger agreement between the parties. The representatives of Centerview and Lazard agreed that the parties should move forward expeditiously to resolve outstanding issues under the merger agreement. In addition, Mr. Bradway called Dr. Coles to discuss coordination of exchange of diligence materials and communications materials. Later on August 1, 2013, Amgen, Lazard, S&C and other advisors to Amgen were provided access to Onyx’s electronic data site and representatives of Onyx and Centerview had a conference call with representatives of Amgen and its advisors to discuss generally the organization and content of the electronic data site.

On August 1, 2013, Goodwin Procter circulated a revised draft of the merger agreement addressing the concerns expressed by the Onyx Board and Onyx’s advisors the previous day, as well as disclosure schedules that contained, among other things, disclosure of the Data Monitoring Committee’s (“DMC”) recommendation for continuation of the Phase 3 FOCUS study of Kyprolis® (carfilzomib) (the “FOCUS Study”). This draft reduced the termination fee payable to Amgen if Onyx were to withdraw its recommendation of the Offer and Merger to 2.5% of the proposed transaction equity value, eliminated the reimbursement of uncapped expenses and permitted Onyx to terminate the merger agreement in order accept a superior offer.

On August 2, 2013 and August 3, 2013, Centerview and Goodwin Procter held additional discussions with Lazard and S&C regarding a number of issues in the merger agreement. These issues included the amount of the termination fee payable to Amgen if Onyx were to accept a superior proposal, the termination fee triggers, Onyx’s ability to terminate the merger agreement in order accept a superior proposal, Amgen’s obligations to extend the tender offer, the treatment of Onyx’s outstanding equity awards, the scope of Onyx’s operating covenants and representations and warranties, Amgen’s obligations with respect to Onyx’s employees, and the definition of “material adverse effect.” Multiple revised drafts of the merger agreement were exchanged between the parties between August 2, 2013 and August 5, 2013 and the parties agreed that the termination fee would be 2.9% of the proposed transaction equity value and that Onyx would have the right to terminate the merger agreement in order to accept a superior proposal.

On August 2, 2013, in connection with the confirmatory diligence that Amgen was conducting on Onyx, management of Amgen contacted Centerview regarding the DMC’s recommendation for the continuance of the FOCUS Study. A conference call was arranged between representatives of Onyx, Amgen, Centerview and Lazard to discuss the DMC’s recommendation for continuation of the FOCUS Study.

On August 3, 2013, Mr. Bradway contacted Dr. Coles and informed him that Amgen had expected that the FOCUS Study was going to be positive and that Amgen was surprised by news of the continuation of the FOCUS Study. Mr. Bradway indicated that Amgen would need to better understand the potential implications of the continuation of the study before it would be willing to move forward. They agreed to talk again on August 4, 2013.

Later on August 3, 2013, representatives of Amgen contacted Centerview and indicated that Amgen would like to review certain interim data regarding the FOCUS Study.

During the period of August 3, 2013 through August 21, 2013, representatives of Onyx, Amgen and their respective legal and financial advisors engaged in additional dialogue in an effort to assist Amgen and its advisors in understanding the nature of the data relating to the FOCUS Study that Onyx currently had access to and that data with respect to which Onyx did not have access, as well as to the potential clinical, regulatory and commercial impact on Kyprolis.

On August 4, 2013, Dr. Coles had a conversation with Mr. Bradway and suggested that the parties arrange an in-person meeting of their respective teams to discuss the FOCUS Study and at which Onyx would share certain additional data.

On August 5, 2013, representatives of Onyx and Amgen, including Dr. Coles and Mr. Bradway, met in San Francisco to discuss the DMC’s recommendation for the continuance of the FOCUS Study and Amgen’s request to receive unblinded interim data for the FOCUS Study. During that meeting, representatives of Onyx provided an overview of the FOCUS Study and provided certain aggregate, pooled data from the FOCUS Study. Dr. Coles informed Mr. Bradway that Onyx would not agree to unblind the interim data.

On August 7, 2013, Mr. Bradway contacted Dr. Coles in writing, requesting access to certain minimal additional data related to the results of the interim analysis of the FOCUS Study interim data pursuant to a formal protocol for data sharing that Amgen believed addressed Onyx’s legal, regulatory, scientific and ethical concerns regarding preservation of the integrity of the FOCUS Study. Mr. Bradway indicated that Amgen’s willingness to move forward with a transaction at any price was expressly contingent upon receiving such access.

In the evening on August 8, 2013, Mr. Bradway called Dr. Coles and reiterated Amgen’s request that Onyx unblind the FOCUS Study interim data in accordance with the terms previously outlined by Amgen.

On August 9, 2013, Dr. Coles contacted Mr. Bradway to notify him that the Onyx Board had again determined that unblinding the FOCUS Study interim data was not in the best interests of Onyx and its stockholders, and that the Onyx Board would not accept the July 30 Proposal subject to that condition, which decision was subsequently also conveyed in writing. Dr. Coles acknowledged Amgen’s potential unwillingness to proceed with a transaction with Onyx in light of the fact that Onyx would not provide the requested unblinded FOCUS Study interim data. Mr. Bradway indicated that he better understood Onyx’s rationale for its decision and Dr. Coles and Mr. Bradway agreed to continue their dialogue.

On August 18, 2013, representatives of Lazard contacted Centerview to express Amgen’s non-binding oral proposal to purchase Onyx for $121 per Share in cash (the “August 18 Proposal”).

On August 20, 2013, Dr. Coles had a telephonic meeting with Mr. Bradway and expressed Onyx’s desire to determine whether a transaction could be completed between Onyx and Amgen, but at a valuation that the Onyx Board could determine to be in the best interests of Onyx and its stockholders. Dr. Coles indicated that the Onyx Board had rejected the August 18 Proposal and that it did not agree that the DMC’s recommendation for the continuance of the FOCUS Study could account for a $9 per Share decrease from Amgen’s July 30 Proposal. Dr. Coles proposed a per Share price of at least $126 per Share plus contingent value rights (“CVRs”) based on the results of Onyx’s ongoing clinical trials which in the aggregate represented a value in excess of $130 per Share. Mr. Bradway indicated that Amgen would consider Onyx’s counterproposal.

On August 21, 2013, representatives of Lazard contacted Centerview. Representatives from Lazard informed Centerview that Amgen was prepared to increase its offer above $121 per Share in cash, but that it was not willing to make an offer of $126 per Share in cash (with or without CVRs). Representatives of Lazard also asked whether Onyx was willing to consider an offer below its previous counterproposal of $126 per Share plus CVRs,to which representatives of Centerview responded by stating that it would communicate to Onyx any revised proposal by Amgen. Representatives of Lazard then indicated that Amgen was prepared to offer $125 per Share in cash (the “August 21 Proposal”), and expressly stated that Amgen was willing to pay this price in a negotiated transaction.

On August 22, 2013, Dr. Coles contacted Mr. Bradway and counterproposed an offer price of at least $126 per Share with no CVRs. Mr. Bradway rejected this counter offer and informed Dr. Coles that the August 21 Proposal was the last, best and final offer from Amgen.

Later on August 22, 2013, Dr. Coles contacted Mr. Bradway and communicated that Onyx was willing to accept the August 21 Proposal. Following this discussion, Goodwin Procter responded with comments to S&C’s August 5, 2013 merger agreement draft.

Between August 22, 2013 and August 24, 2013, representatives from Amgen, S&C, Goodwin Procter and Onyx had a series of telephone conversations to discuss the remaining open points on the merger agreement, including the treatment of and retention of employees, exchanged drafts of the merger agreement and negotiated the merger agreement.

On August 24, 2013, the Merger Agreement was executed by the parties.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser and Amgen — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Amgen, us and Onyx or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Amgen, us and Onyx or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Amgen, us and Onyx were qualified and subject to important limitations agreed to by Amgen, us and Onyx in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable but in no event more than ten business days after the date of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” Amgen will cause us to accept for payment, and we will accept for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, on October 1, 2013 (one minute after 11:59 P.M., New York City time, on September 30, 2013).

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Amgen and us, and we or Amgen may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we may not waive the Minimum Condition, or amend or modify any of the other conditions in the Offer in a manner that adversely affects Onyx stockholders generally, in each case, without the prior written consent of Onyx.

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that we will extend the Offer (a) for successive extension periods of not more than five business days each, or such other number of business days as we, Amgen and Onyx may agree, in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive), and (b) for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the End Date. We may also elect to provide a subsequent offering period (and one or more extensions thereof) of neither less than three business days nor more than 20 business days following the Expiration Date, during which time Onyx’s stockholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price.

Onyx Board Recommendation

The Onyx Board has, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (ii) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (iii) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer (item (iii), the “Onyx Board Recommendation”).

Onyx’s Board of Directors

Upon the Acceptance Time and all times thereafter, we will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Onyx Board that is equal to the product of (a) the total number of directors on the Onyx Board (after giving effect to the directors elected or designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Amgen, us and any of our subsidiaries bears to the total number of Shares then outstanding, and Amgen is entitled to have such designees be elected or appointed to such classes of the Onyx Board so as to be as evenly distributed as possible among the three classes of directors of the Onyx Board. Onyx and the Onyx Board will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the Onyx Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the Onyx Board, promptly increasing the size of the Onyx Board (including by amending Onyx’s bylaws if necessary so as to increase the size of the Onyx Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the Onyx Board, and (ii) cause our designees to be so appointed at such time. Onyx will, upon our request following the Acceptance Time, cause directors designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Onyx Board of each committee of the Onyx Board to the extent permitted by applicable law and the rules of the NASDAQ.

In the event that directors designated by us are elected or designated to the Onyx Board, until the Effective Time, Onyx will cause the Onyx Board to maintain the Continuing Directors. After the Acceptance Time and prior to the Effective Time, if our designees constitute a majority of the Onyx Board, the affirmative vote of a majority of the Continuing Directors will (in addition to the approval rights of the Onyx Board or the stockholders of Onyx as may be required by Onyx’s certificate of incorporation or bylaws or by applicable law) be required (i) for Onyx to amend or terminate the Merger Agreement, (ii) to exercise or waive any of Onyx’s rights, benefits or remedies under the Merger Agreement, if such action would adversely affect, or would reasonably be expected to adversely affect, Onyx’s stockholders (other than Amgen or us), (iii) to amend Onyx’s certificate of incorporation or bylaws if such action would adversely affect the holders of Shares (other than Amgen or us), or (iv) to take any other action of the Onyx Board under or in connection with the Merger Agreement if such action would materially and adversely affect, or would reasonably be expected to materially and adversely affect, Onyx’s stockholders (other than Amgen or us).

The Merger

The Merger Agreement provides that, as soon as practicable following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	we will be merged with and into Onyx and, as a result of the Merger, our separate corporate existence will cease;

•	Onyx will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Amgen; and

•	all of our rights, privileges, immunities, powers and franchises and those of Onyx will vest in Onyx as the Surviving Corporation, and all of our liabilities, obligations, restrictions and disabilities and those of Onyx will become the liabilities, obligations, restrictions and disabilities of Onyx as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise determined by Amgen prior to the Effective Time, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be identical to our certificate of incorporation as in effect immediately prior to the Effective Time, (ii) the bylaws of the Surviving Corporation will be amended and restated to conform to our bylaws as in effect immediately prior to the Effective Time and (iii) the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are designated as our directors and officers immediately prior to the Effective Time.

Merger Closing Conditions. Our obligations and the obligations of Amgen, on the one hand, and Onyx, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any governmental body of competent jurisdiction and remain in effect, and there shall not be any applicable action taken, or any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger that makes consummation of the Merger illegal; and

•	the occurrence of the Acceptance Time.

Merger Consideration. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) (each an “Eligible Share”)

will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Amgen, Onyx or any of their respective wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Payment for Shares. Prior to the Acceptance Time, Amgen will designate Computershare Trust Company, N.A. as paying agent to make payment of the consideration payable in the Merger (in such capacity, the “Paying Agent”). As of each of the Acceptance Time and the Effective Time and from time to time thereafter to the extent necessary, we or Amgen will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay for any shares that we become obligated to purchase pursuant to this Offer and in respect of the aggregate consideration payable in the Merger.

Promptly after the Effective Time, Amgen will cause to be sent to each holder of Shares (other than Shares then owned by Amgen, Onyx or any of their respective wholly owned subsidiaries) a Letter of Transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by Share Certificates or book entry (“Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Share Certificate for shares held in certificate form, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein or (2) delivery to the Paying Agent of an Agent’s Message in respect of Book Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 180 days following the Effective Time, such cash will be returned to the Surviving Corporation, upon its demand, and any stockholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of Shares for any consideration payable in the Merger delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

The transmittal instructions will include instructions if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Amgen, post a bond in a customary amount and upon such terms as may be required by Amgen as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Onyx Options and Onyx Equity Awards

Onyx Options. At the Effective Time, each outstanding Onyx Option, whether vested or unvested, will be cancelled and converted into only the right to receive, without interest, an amount in cash (less applicable withholdings), equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per Share of such Onyx Option, and (B) the number of Shares underlying such Onyx Option (such product less applicable withholdings, the “Option Payment Amount”), provided that any unvested former Onyx Option will remain subject to the same vesting schedule and other relevant terms as in effect immediately before the Effective Time and the holder of such former Onyx Option must remain in service to Amgen, Onyx or any of their affiliates through the applicable vesting date to receive the Option Payment Amount. For each Onyx Option that is vested and exercisable as of the Effective Time and any unvested Onyx Option held by a non-employee member of the Board of Directors of Onyx, the Option Payment Amount will be payable to the holder of such former Onyx Option as soon as reasonably practicable, but no later than the second payroll period, after the Effective Time.

For each Onyx Option that is not vested as of the Effective Time, other than any unvested former Onyx Option held by a non-employee director, the Option Payment Amount will be payable to the holder of such former Onyx Option no later than the second payroll period, following the applicable vesting date for such former Onyx Option, provided that any former Onyx Option that, per its terms, remains outstanding and unvested as of December 15, 2013, will vest on December 15, 2013 and the Option Payment Amount will be paid no later than December 31, 2013. Any unvested former Onyx Option will vest in full earlier if the former Onyx Option holder’s service to Amgen, Onyx or their affiliates terminates without “Cause” (within the meaning of Onyx’s Employee Severance Plan) or for “Good Reason” (as defined below), in which case payment of the Option Payment Amount will be made by no later than the second payroll period after the date of such termination of employment without “Cause” or for “Good Reason”.

Other Onyx Equity Awards. At the Effective Time, each Onyx Equity Award will be cancelled and converted into only the right to receive, without interest, an amount in cash (less applicable withholdings), equal to the product of (A) the Offer Price, and (B) the number of Shares underlying such former Onyx Equity Award, as applicable, immediately prior to the Effective Time (such product less applicable withholdings, the “Equity Award Payment Amount”), provided that any unvested former Onyx Equity Award will remain subject to the same vesting schedule and other relevant terms as in effect immediately before the Effective Time and the holder of such former Onyx Equity Award must remain in service to Amgen, Onyx or any of their affiliates through the applicable vesting date to receive the Equity Award Payment Amount. For each Onyx Equity Award, the Equity Award Payment Amount will be payable to the holder of such former Onyx Equity Award as soon as reasonably practicable, but no later than the second payroll period, following the applicable vesting date for such former Onyx Equity Award, provided that any former Onyx Equity Award that, per its terms, remains outstanding and unvested as of December 15, 2013, will vest on December 15, 2013 and the Equity Award Payment Amount will be paid no later than December 31, 2013. Any unvested former Onyx Equity Award will vest in full earlier if the former Onyx Equity Award holder’s service to Amgen, Onyx or their affiliates terminates without “Cause” (within the meaning of Onyx’s Employee Severance Plan) or for “Good Reason” (as defined below), in which case payment of the Equity Award Payment Amount will be made by no later than the second payroll period after the date of such termination. Notwithstanding the foregoing, any unvested Onyx Equity Award held by an individual who is a non-employee member of the Board of Directors of Onyx at the Effective Time will become fully vested upon the Effective Time.

“Good Reason” means the resignation of an employee following, without their consent, (i) a reduction in annual base salary or base hourly wage rate or the 2013 bonus opportunity specified in the Merger Agreement, (ii) a relocation of the primary employment location by more than fifty (50) miles from the employment location immediately prior to the Effective Time or (iii) a materially adverse diminution of duties, causing such duties to be fundamentally inconsistent with those in effect immediately before the Effective Time, that remains uncured 30 days after Amgen’s receipt of written notice of such diminution from the employee, but expressly excluding any change resulting from Onyx becoming a subsidiary of Amgen, any change in who the employee reports to and any requirement to assist with transitioning the employee’s work to another person.

As soon as administratively practicable following the date of the Merger Agreement, but not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under Onyx’s 1996 Employee Stock Purchase Plan (the “ESPP”) after the date of the Merger Agreement, Onyx shall take all actions necessary or required under the ESPP (including, if appropriate, amending the terms of the ESPP) and applicable law to (i) suspend the ESPP so that no further offering periods shall commence after the date of the Merger Agreement; and (ii) cause the ESPP to terminate as of the Effective Time. For offering periods that are in effect on the date of the Merger Agreement, each Onyx Purchase Right must be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase dates for such offering period, provided that if the consummation of the Merger occurs prior to a purchase date for an offering period, then each ESPP participant’s accumulated payroll deductions under the ESPP must be used to purchase Shares in accordance with the terms of the ESPP and the Onyx Purchase Right for such offering period must be exercised immediately prior to the Effective Time. The applicable purchase price per Share as set forth in the ESPP will not be decreased below levels set forth in the ESPP as of the date of the Merger Agreement. All Shares purchased under the ESPP, will, as of the Effective Time, be cancelled and converted into only the right to receive (without interest), an amount in cash (less applicable tax withholdings), payable as soon as reasonably practicable (but no later than the second payroll period) after the Effective Time, equal to the product of (i) the Offer Price and (ii) the number of such Shares purchased by such holder in the ESPP that is cancelled.

Representations and Warranties

The Merger Agreement contains representations and warranties of Amgen, us and Onyx.

Some of the representations and warranties in the Merger Agreement made by Onyx are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Onyx and its subsidiaries taken as a whole if such event, occurrence, violation, inaccuracy, circumstance or other matter, individually or in the aggregate with other events, occurrences, violations, inaccuracies, circumstances or matters, had or would reasonably be likely to have a material adverse effect on (a) the assets, liabilities, business, financial condition or results of operations of Onyx and its subsidiaries taken as a whole or (b) the ability of Onyx to consummate the transactions contemplated by the Merger Agreement; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect:

•	any change in the market price or trading volume of the Shares (provided, however, that this exception will not apply to the underlying causes of any such change or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred);

•	any event, occurrence, circumstance, change or effect arising from the announcement or pendency of the transactions contemplated by the Merger Agreement;

•	any event, circumstance, change or effect in the national or international economy, biopharmaceutical industry or financial markets generally, except to the extent such event, circumstance, change or effect materially and disproportionately impacts Onyx and its subsidiaries, taken as a whole, as compared to other participants in the biopharmaceutical industry;

•	any event, occurrence, circumstance, change or effect proximately caused by any act of terrorism, war or national or international calamity, except to the extent such event, circumstance, change or effect materially and disproportionately impacts Onyx and its subsidiaries, taken as a whole, as compared to other participants in the biopharmaceutical industry;

•	the failure of Onyx or its subsidiaries to meet internal or analysts’ expectations or projections (provided, however, that this exception will not apply to the underlying causes of any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred);

•	any adverse effect arising directly from any action taken by Onyx or its subsidiaries that is expressly required by the terms of the Merger Agreement or resulting from the failure of Onyx and its subsidiaries to take any action specifically prohibited by the Merger Agreement and that was not consented to by Amgen; or

•	any event, circumstance, change or effect arising from any change in any applicable law or GAAP (or any interpretations thereof), except to the extent such event, circumstance, change or effect materially and disproportionately impacts Onyx and its subsidiaries, taken as a whole, as compared to other participants in the biopharmaceutical industry.

In the Merger Agreement, Onyx has made customary representations and warranties to Amgen and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Onyx and its subsidiaries;

•	Onyx’s capitalization;

•	Onyx’s SEC filings;

•	Onyx’s financial statements;

•	the absence of certain changes or events;

•	title to assets;

•	real property and equipment;

•	intellectual property matters, including the absence of infringement of rights of others;

•	material contracts and the absence of any defaults under material contracts;

•	the absence of certain material undisclosed liabilities;

•	compliance with applicable laws;

•	compliance with regulatory requirements, including possession of all governmental licenses and permits necessary to conduct its business;

•	maintaining of product and product candidate registration files;

•	compliance with domestic and international anti-bribery laws;

•	disclosure of Onyx’s communications with certain governmental bodies;

•	tax matters, including filings of material tax returns and payment of material taxes;

•	employee benefit matters, including the status of employee benefit plans;

•	environmental matters, including compliance of Onyx and its subsidiaries with applicable environmental laws;

•	insurance coverage;

•	the absence of certain undisclosed transactions with affiliates;

•	the absence of any material litigation or other legal proceedings, claims or investigations;

•	corporate authorization and validity of the Merger Agreement;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	the inapplicability of a stockholder vote required to authorize the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of Onyx and its subsidiaries or applicable laws, on the other hand;

•	required government filings, approvals and notices;

•	the receipt by the Onyx Board of a fairness opinion from Centerview Partners LLC;

•	parties entitled to financial advisory fees based on Onyx’s arrangements;

•	use of conflict minerals; and

•	the accuracy of information supplied by Onyx for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9.

In the Merger Agreement, we and Amgen have made customary representations and warranties to Onyx with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Amgen and us;

•	corporate authorization and validity of the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Amgen, applicable laws or certain of our agreements and those of Amgen, on the other hand;

•	required government filings, approvals and notices;

•	the accuracy of information supplied by Amgen and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase;

•	absence of litigation;

•	availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger; and

•	lack of ownership of Shares by Amgen, us or our subsidiaries.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of Onyx

The Merger Agreement provides that, except (i) as required or otherwise contemplated under the Merger Agreement, (ii) with the written consent of Amgen (not to be unreasonably withheld, conditioned or delayed) or (iii) as previously disclosed to Amgen in connection with entering into the Merger Agreement, during the period from the date of the Merger Agreement and until the earlier of the Acceptance Time and the termination of the Merger Agreement, Onyx will, and will cause each of its subsidiaries to, conduct its business and operations (A) in the ordinary course and in substantially the same manner as previously conducted and (B) using its commercially reasonable efforts to maintain compliance with applicable law and the requirements of its material contracts. During such time, Onyx will use commercially reasonable efforts to preserve intact components of its current business organization, including keeping available the services of current officers and use commercially reasonable efforts to maintain its relations and good will with its suppliers, collaboration partners with respect to Onyx’s products, distributors, clinical trial managers, customers and other business associates and governmental bodies; provided, however, that Onyx and its subsidiaries are not obligated to put in place any new retention programs or to include additional personnel in existing retention programs.

In addition, during the same period, except (a) as required or otherwise contemplated under the Merger Agreement, (b) with the written consent of Amgen (not to be unreasonably withheld, conditioned or delayed), or (c) as previously disclosed to Amgen in connection with entering into the Merger Agreement, Onyx will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including in certain circumstances exceptions relating to Onyx’s ordinary course of business consistent with past practice), including the following:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Onyx’s capital stock, or repurchase, redeem or otherwise reacquire any shares of Onyx’s capital stock or Convertible Senior Notes, other than dividends or distributions by a subsidiary of Onyx to Onyx or another subsidiary of Onyx to the extent consistent with past practices and other acquisitions of Shares in satisfaction by holders of equity awards of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

•	sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that Onyx may issue (1) Shares upon the valid exercise of Onyx Options or pursuant to other stock-based awards, in each case outstanding as of the date of the Merger Agreement or (2) Shares issuable upon conversion of the Convertible Senior Notes), or (3) Onyx Options, Onyx RSUs and Onyx PSUs under the Onyx equity plans in satisfaction of pending equity grants consistent with past practice;

•	split, combine or reclassify any of the outstanding shares of capital stock of Onyx or enter into any agreement with respect to voting of any of the capital stock of Onyx or its subsidiaries or any securities convertible into or exchangeable for such capital stock;

•

other than as contemplated by the Merger Agreement or to the extent required by applicable law or as required pursuant to an employee plan in effect prior to the date of the Merger Agreement, (i) enter into, establish, adopt, modify, amend or terminate any employee plan or any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant that would constitute an employee plan under the Merger Agreement had it been in effect on the date of the Merger Agreement, (ii) grant any new awards under any employee plan other than grants in satisfaction of pending equity grants, (iii) take any action to amend, modify or waive any of its rights under, or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under, any employee plan, (iv) amend or modify any outstanding award under any employee plan, (v) increase in any manner the compensation, bonuses, severance pay, termination pay, pension or welfare benefits, fringe benefits or any other benefits of any current or former employee or director of Onyx or its subsidiaries, (vi) pay any bonus to any employee or director of Onyx or its subsidiaries except for certain unpaid field performance bonuses, which will be determined in accordance with the terms of the applicable plan in effect as of the date of the Merger Agreement consistent with past practice, (vii) promote any employee other than promotions contemplated as of the date of the Merger Agreement to the extent previously disclosed to Amgen before the date of the Merger Agreement, (viii) hire any employee or engage any temporary employee or independent contractor (who is a natural person) other than (a) the commencement of employment of employees who have accepted offers of employment as of the date of the Merger Agreement to the extent previously disclosed to Amgen before the date of the Merger Agreement and (b) the engagement of temporary employees and independent contractors (who are natural persons) consistent with past practice and pursuant to arrangements that are terminable on no more than 30 days’ notice, (ix) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee plan, (x) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (xi) issue or forgive any loans (other than routine travel advances issued in the ordinary course of business and the use of Onyx’s and its subsidiaries’ credit cards) to company associates, including current and former employees or directors of Onyx or its subsidiaries; provided, however, that Onyx or its subsidiaries may (a) provide certain routine, reasonable salary increases to non-executive officer employees in the ordinary course of business and consistent with past practice to the extent previously disclosed to Amgen before the date of the Merger Agreement in an amount not to exceed 15% per individual and 4% in the aggregate, (b) amend employee plans to the extent required by applicable legal requirements and (c) may accelerate or pro-rate annual bonus payments in accordance with the terms of bonus plans for employees whose employment is terminated before the payment of bonuses.

•	communicate with employees of Onyx or its subsidiaries regarding the compensation, benefits or other treatment they will receive in connection with the Offer or the Merger, unless any such communications are consistent with prior directives or documentation provided to Onyx and its subsidiaries by Amgen (in which case, Onyx and its subsidiaries shall provide Amgen with prior notice of and the opportunity to review and comment upon any such communications);

•	amend, modify or waive any provision of or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•	form any subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•

incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of Onyx or any of its subsidiaries, or assume, guarantee or endorse the obligations of any other person, in the case of any of the foregoing, involving an aggregate principal amount or potential guaranteed amount in excess of $250,000 individually or $500,000 in the aggregate, or otherwise incur or modify any material indebtedness or liability;

•	pre-pay any long-term debt or accelerate or delay any material payments or the collection of payment due to Onyx, except in the ordinary course of business consistent with past practice;

•	make capital expenditures other than (i) capital expenditures set forth in Onyx’s capital expense forecast provided to us and (ii) capital expenditures not provided for in such forecast that do not exceed $500,000 individually and $2,000,000 in the aggregate during any calendar quarter;

•	acquire, lease, license or sublicense any right or other asset, including intellectual property rights, from any other person or sell or otherwise dispose of, or lease, license or sublicense, any right or other asset, including intellectual property rights, to any other person (other than in the ordinary course of business and consistent with past practices), or waive or relinquish, abandon, allow to lapse or encumber (except for any permitted encumbrance) any right or asset, including intellectual property rights, other than pursuant to transactions where the amount of consideration paid or transferred in connection with such transactions would not exceed $1,000,000 individually or $2,000,000 in the aggregate;

•	lend money or make capital contributions to or make investments in, any person except in the ordinary course of business, or incur or guarantee any indebtedness except for short-term borrowings incurred in the ordinary course of business;

•	enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) adversely affect Onyx (or, following consummation of the Offer, the Merger, Amgen or any affiliate of Amgen) in any material respect; (ii) limit or restrict the Surviving Corporation, any affiliate of the Surviving Corporation or any of their successors and assigns from engaging or competing in any line of business or in any geographical area; or (iii) if in effect as of the date hereof, would constitute a material contract;

•	enter into any contract providing for the distribution of Kyprolis outside of the U.S. that cannot be cancelled by Onyx or any of its subsidiaries without penalty or further payment without more than 30 days’ notice;

•	except to the extent required by applicable legal requirements, make or change any material tax election, settle or compromise any material tax liability, claim or assessment, change any actual tax accounting period, change or consent to any change in any tax accounting method, take any material position on any material tax return filed on or after the date of the Merger Agreement, file any amended material tax return, enter into any closing agreement, surrender any right to claim a material tax refund, waive or extend or consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax claim or assessment, or incur any material liability for tax outside of the ordinary course of business;

•	commence any legal proceeding, except (i) routine matters in the ordinary course of business and consistent with past practices, (ii) where Onyx reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (after consultation with Amgen) or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•	settle any legal proceeding, other than pursuant to a settlement: (i) that results solely in a monetary obligation involving payment by Onyx and its subsidiaries of not more than the amount specifically reserved in accordance with GAAP with respect to such legal proceeding on Onyx’s balance sheet; or (ii) that results solely in a monetary obligation involving only the payment of monies by Onyx and its subsidiaries of not more than $500,000 individually or $2,500,000 in the aggregate (in addition to any amounts funded through insurance policies);

•	change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or by applicable law;

•	enter into any collective bargaining, agreement to form a work council or other union or similar agreement or commit to enter into any such agreements; and

•	agree or commit to take any of the foregoing actions.

No Solicitation

Onyx has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, neither it nor its subsidiaries nor any of their respective representatives, directly or indirectly, will:

•	solicit, initiate or knowingly induce, facilitate or encourage the submission or announcement of any Acquisition Proposal (as defined below) (including by granting any waiver under Section 203 of the DGCL) or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	furnish any information regarding Onyx or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to any Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	adopt, approve, recommend, submit to stockholders or declare advisable any Acquisition Proposal;

•	enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or modify, amend or waive any provision in any contract in connection with any Acquisition Proposal; or

•	release or permit the release during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement of any person from, or waive or permit the waiver of any provision of, or fail to enforce or cause to be enforced, any confidentiality, “standstill,” or similar agreement to which Onyx or any of its subsidiaries is a party.

However, prior to the Acceptance Time, Onyx is not prohibited from furnishing information regarding itself and its subsidiaries to, or entering into discussions with, any person (and waiving such Person’s noncompliance with the provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) in response to a bona-fide written Acquisition Proposal that is submitted after the date of the Merger Agreement to Onyx by such person (and not withdrawn) if (1) neither Onyx nor any representative of Onyx or its subsidiaries breached any provision in the immediately foregoing paragraph or the provisions relating to an Adverse Change Recommendation (as described below), (2) the Onyx Board concludes in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, that such bona-fide written Acquisition Proposal constitutes a Superior Offer (as defined below) or would reasonably be expected to lead to a Superior Offer and that the failure to take such action would constitute a breach of the fiduciary duties of the Onyx Board to Onyx’s stockholders under applicable law, (3) at least 24 hours prior to furnishing any information to, or entering into discussions with, the person delivering the Acquisition Proposal, Amgen receives written notice from Onyx of the identity of such person and of Onyx’s intention to furnish information to, or enter into discussions with, such person, and Onyx receives from such person an executed confidentiality agreement in a customary form that is no less favorable to Onyx than the confidentiality agreement entered into by Onyx and Amgen (which Onyx may negotiate with the person during the 24 hour notice period and enter into with such person during such period or thereafter), and (4) Onyx concurrently furnishes all such information to Amgen (to the extent such information has not been previously furnished or made available by Onyx to Amgen or Amgen’s representatives).

For purposes of the Merger Agreement, “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Amgen) contemplating any Acquisition Transaction, which is defined as any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement), involving (1) any merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving Onyx or any of its subsidiaries, (2) any direct or indirect sale, license, lease, transfer, exchange or other disposition, in one transaction or a series of transactions, including by merger, consolidation, business combination, share exchange, joint venture, extraordinary dividend, recapitalization, corporate reorganization or otherwise, of any business or tangible or intangible assets representing 15% or more of the consolidated assets, net revenues or net income of Onyx and its subsidiaries, taken as a whole, (3) any issuance, sale or other disposition, in one transaction or series of transactions, including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Onyx (or 15% or more of the voting power of any of Onyx’s subsidiaries), (4) any transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any person or group beneficially owning 15% or more of the voting power of Onyx (or in the case of Onyx’s subsidiaries, 15% or more of the voting power of such subsidiaries) or in which any person or group will acquire the right to acquire beneficial ownership of 15% or more of the outstanding voting power of Onyx (or in the case of Onyx’s subsidiaries, 15% or more of the voting power of any such subsidiary), or (5) any combination of the foregoing.

For purposes of the Merger Agreement, “Superior Offer” means an unsolicited, bona-fide written Acquisition Proposal made by a third party after the date of the Merger Agreement and not resulting from a breach of Onyx’s non-solicitation obligations described above pursuant to which such third party would acquire 80% or more of the voting power of Onyx or the assets of Onyx and its subsidiaries on a consolidated basis on terms that the Onyx Board determines, in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, to be more favorable to Onyx’s stockholders from a financial point of view than the terms of the Offer and the Merger and is reasonably capable of being completed on the terms proposed taking into account all relevant factors, including the terms and conditions of the Acquisition Proposal, including price, form of consideration, closing conditions, anticipated timing of consummation of the transaction, and for which financing, if a cash transaction, is not a condition to the consummation of the purchase transaction and is reasonably determined to be available by the Onyx Board.

During the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, Onyx has agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Amgen orally and in writing of any Acquisition Proposal, any inquiry, indication of interest, proposal, offer or request that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Onyx or any of its subsidiaries, including (a) the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request,

(b) a copy of all written materials provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and (c) a written summary of all material oral communications made by any person during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement.

As of the date of the Merger Agreement, Onyx agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal and to promptly (but in no event later than 48 hours following the execution of the Merger Agreement) demand that each person that has executed a confidentiality agreement with Onyx or any of its affiliates or any of its or their representatives with respect to such person’s consideration of a possible Acquisition Proposal at any time after January 1, 2013 (other than agreements that have expired by their terms) to immediately return or destroy (which destruction must be certified in writing by such person to Onyx if such person is required to do so pursuant to the terms of the applicable confidentiality agreement) all confidential information furnished by Onyx, any of its subsidiaries or any of its or their affiliates or representatives to such person, such person’s subsidiaries or any of their respective affiliates or representatives.

Onyx Board’s Recommendation; Adverse Change Recommendation

The Onyx Board has made the Onyx Board Recommendation that the holders of the Shares accept the Offer and tender their Shares into the Offer. The Onyx Board has also agreed to include the Onyx Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Onyx Board Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the Onyx Board nor any committee thereof may:

•	(a) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify (or resolve, determine or propose to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify) the Onyx Board Recommendation or (b) adopt, approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose to adopt, approve, recommend, submit to stockholders or declare advisable) any Acquisition Proposal (any such action, an “Adverse Change Recommendation”); or

•	adopt, approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose to adopt, approve, recommend, submit to stockholders or declare advisable), or allow Onyx or any of its subsidiaries to execute or enter into, any contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Acquisition Transaction, or requiring or reasonably likely to cause Onyx to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the execution and delivery of the Merger Agreement and all of the transactions contemplated by thereby, including the Offer and the Merger.

However, at any time prior to the Acceptance Time, the Onyx Board may make an Adverse Change Recommendation or terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if and only if:

•	Onyx is not in breach of the non-solicitation provisions of the Merger Agreement;

•	the Onyx Board determines in good faith, after consultation with Onyx’s outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement would constitute a breach of the fiduciary duties of the Onyx Board to Onyx’s stockholders under applicable law;

•	Amgen shall have received from Onyx prior written notice of Onyx’s intention to make an Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement at least four business days prior to making any Adverse Change Recommendation or terminating the Merger Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”);

•	if the decision to make an Adverse Change Recommendation is not in connection with an Acquisition Proposal, then (a) an Intervening Event (as defined below) must have occurred, and (b) Onyx must have complied with clauses (i) through (iii) as follows: (i) the Change of Recommendation Notice must have provided a reasonable description of the Intervening Event and the reasons for the Adverse Change Recommendation, (ii) Onyx must have given Amgen a four-business day period following Amgen’s receipt of the Change of Recommendation Notice to propose revisions to the terms of the Merger Agreement or make other proposals and must have negotiated in good faith with Amgen (and caused its representatives to negotiate with Amgen) with respect to such proposed revisions or other proposals, if any, and (iii) after considering the results of negotiations with Amgen and taking into account the proposals made by Amgen, if any, and after consultation with its outside legal counsel, the Onyx Board must have determined, in good faith, that the failure to make the Adverse Change Recommendation would constitute a breach of the fiduciary duties of the Onyx Board to Onyx’s stockholders under applicable law; and

•	if the decision to make an Adverse Change Recommendation is in connection with an Acquisition Proposal or if Onyx intends to terminate the Merger Agreement to enter into a Specified Agreement, then Onyx must have complied with the following requirements: (a) prior to giving effect to clauses (b) through (e) below, the Onyx Board must have determined in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, that such Acquisition Proposal is a Superior Offer, (b) Onyx must have provided to Amgen in writing the material terms and condition of such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal in accordance with the provisions described under “No Solicitation” above, (c) Onyx must have given Amgen a four-business day period following Amgen’s receipt of the Change of Recommendation Notice to propose revisions to the terms of the Merger Agreement or make other proposals, if any, and shall have negotiated in good faith with Amgen (and caused its representatives to negotiate with Amgen) with respect to Amgen’s proposed revisions or other proposals, if any, so that the Acquisition Proposal would no longer constitute a Superior Offer, (d) after considering the results of negotiations with Amgen and taking into account the proposals made by Amgen, if any, and after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, the Onyx Board must have determined, in good faith, that such Acquisition Proposal remains a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement would constitute a breach of the fiduciary duties of the Onyx Board to Onyx’s stockholders under applicable law and (e) if Onyx intends to terminate the Merger Agreement to enter into a Specified Agreement, Onyx must have paid the termination fee described in “Termination Fees” below.

The foregoing requirements also apply to any material amendment to any Acquisition Proposal or any successive Acquisition Proposals, except that in such case any reference to four business days is instead two business days.

Nothing contained in the procedures described in the paragraph above will be deemed to prohibit the Onyx Board from taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, provided, however, that any such disclosure does not contain either an express Adverse Change Recommendation or any other statements by or on behalf of Onyx or the Onyx Board that would reasonably be expected to have the have the same effect as an Adverse Change Recommendation. Neither Onyx nor the Onyx Board is permitted to recommend that Onyx’s stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Onyx Board effects an Adverse Change Recommendation in accordance with the terms of the Merger Agreement.

The term “Intervening Event” means a material event, occurrence, fact or change occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Onyx Board as of the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Onyx Board prior to the Acceptance Time; provided that in no event will the receipt, existence of or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof constitute an Intervening Event.

Application of Section 251(h) of the DGCL

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer, Amgen, we and Onyx have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of Onyx in accordance with Section 251(h) of the DGCL.

Employee Matters

For a period commencing upon the Effective Time and continuing through December 31, 2014, Amgen will provide to each Onyx employee who continues to be employed by Amgen, the Surviving Corporation or any subsidiary thereof (the “Continuing Employees”) base salary or base hourly rate, “employee pension benefits” and “employee welfare benefits” (within the meaning of Sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), respectively, other than equity-based compensation and retention benefits) that are substantially similar in the aggregate to the base salary or base hourly rate, employee pension benefits and employee welfare benefits (other than equity-based compensation and retention benefits) provided as of the date of the Merger Agreement by Onyx to such employees. Amgen will pay to each Continuing Employee who is otherwise entitled to an annual cash bonus for the 2013 bonus year an annual cash bonus for the 2013 bonus year at the time such annual cash bonus would otherwise be paid in accordance with the terms of the applicable employee plan, based on a performance level of 145% of target (which, for the avoidance of doubt, is the performance level at which Onyx’s 2013 bonus payout was accrued for financial reporting purposes as of the date of the Merger Agreement); provided that any Continuing Employee whose employment with Onyx, Amgen or their affiliates is terminated without “Cause” (within the meaning of Onyx’s Employee Severance Plan) or for “Good Reason” (as defined above) will receive an annual cash bonus, prorated based on the number of full months employed during the 2013 bonus year, no later than the second payroll period after the date of such termination. In addition, Continuing Employees will be eligible for certain specified severance benefits and Amgen will assume and honor the terms of certain specified agreements in place as of the date of the Merger Agreement.

Certain executive officers may be offered continued employment with Amgen after the Effective Time. Although no written agreements have been entered into as of the date hereof, Amgen expects that executives who continue their employment with Amgen after the Effective Time will be paid a portion of their cash change in control severance entitlements on the Closing of the transactions contemplated by the Merger Agreement and the remainder at the end of a retention period.

Amgen will, or will cause the Surviving Corporation to and instruct its subsidiaries to, as applicable, assume the liability for accrued personal, sick or vacation time and allow Continuing Employees to use such accrued personal, sick or vacation time in accordance with the practice and policies of Onyx and its Subsidiaries, as applicable to each such Continuing Employee immediately before the Effective Time, subject to the cap on vacation accrual set forth in Amgen’s vacation policy. Any accrued but unused personal, sick or vacation time of each such Continuing Employee in excess of 80% of such cap will be paid as soon as practicable to such Continuing Employee at such employee’s compensation rate in effect as of the Effective Time.

In addition, Amgen agrees that all Continuing Employees will be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans to the extent that they were eligible to participate in such plans prior to the closing; provided, however, that if Amgen or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period) Amgen will use commercially reasonable efforts to cause the Continuing Employees to be eligible to participate in Amgen’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Amgen (taking into account job location). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Amgen and/or the Surviving Corporation, then Amgen will use commercially reasonable efforts to cause such health or welfare benefit plan to (to the extent that it would not result in any duplication of benefits), for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual under any defined benefit pension plan, credit Continuing Employees for service prior to the Effective Time with Onyx and each of its subsidiaries to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of Onyx.

Rule 14d-10(d) Matters

Onyx has agreed that, prior to the Acceptance Time, it will (acting through the Compensation Committee of the Onyx Board) cause each employee plan and company employee agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any Onyx security to be approved by the Compensation Committee of the Onyx Board (comprised solely of “independent directors”) in accordance with the requirements of Rule14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14(d)-10(d)(2) of the Exchange Act.

Efforts to Close the Transaction

Each of Amgen and Onyx have agreed to cooperate with one another and use (and cause their respective subsidiaries to use) its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate and make effective the Offer and the other transactions contemplated by the Merger Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental body in order to consummate the Offer and the transactions contemplated by the Merger Agreement.

We, Amgen and Onyx have agreed to (i) promptly, but in no event later than September 20, 2013 (or such later date that Onyx and Amgen may agree to), file (and in any event Onyx is required to file within five days after Amgen files) any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Offer and the Merger and the other transactions contemplated by the Merger Agreement, and to use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable provide such information as may reasonably be requested by any governmental body in connection with the transactions contemplated by the Merger Agreement as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period, (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement, and (iv) promptly take, and cause its affiliates to take, all reasonable actions and steps requested or required by any governmental body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other governmental bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required.

Onyx and its subsidiaries will only be required to take or commit to take any action, or agree to any condition or restriction in connection with obtaining any consent, permit, authorization, waiver, clearance or approval from any governmental body, if such action, commitment, agreement, condition or restriction is binding on Onyx and its subsidiaries only in the event that the Merger is consummated and then only with the prior written consent of Amgen.

Neither Amgen nor any of its affiliates is required to agree, consent or commit to any divestitures or licenses or other undertakings or to proffer to, or agree to, sell or license or hold separate and agree to sell, license transfer or assign, before or after the Effective Time, (i) any Product (as defined in Section 201 of the Federal Food, Drug and Cosmetics Act, as amended) or any interest in any Product (including any intellectual property rights therein or thereto) of Amgen or any of its affiliates, or (B) any Product or any interest in any Product (including any intellectual property rights therein or thereto) of Onyx or any of its affiliates with respect to which Onyx or any such affiliate has a material interest (any such Product, a “Covered Product”), (ii) to agree or consent to any changes or restrictions in the operations of any business relating to such Products of Amgen or any of its affiliates or Covered Products, or (iii) to take any other action if the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”) or any other governmental body authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Offer or the Merger or otherwise challenge the Offer or the Merger, provided that Amgen and its affiliates have otherwise complied with their obligations with respect to Products of Onyx or any of its affiliates that are not Covered Products.

For the purpose of the foregoing paragraph, “material interest” means, with respect to any Product, the right to receive, as of the date of the Merger Agreement, 25% or more of the net sales, revenues or profits resulting from sales of the Product in the United States.

We and Amgen, on the one hand, and Onyx, on the other hand, have agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental body with respect to the Merger Agreement and the transactions contemplated thereby, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the FTC, the DOJ or any other governmental body to the extent regarding the Merger Agreement or the transactions contemplated thereby, or regarding any such request, inquiry, investigation, action or legal proceeding, and provide a copy of all written communications.

Amgen has the right to direct all matters with respect to the FTC and DOJ under the Merger Agreement (including to direct the parties to pull and refile any notice under the HSR Act, in which event Onyx will pull and refile any such notice), and the right to review in advance any filing or submission to be made by Onyx, subject to legal requirements relating to the sharing of information. With respect to communications and filings with other governmental bodies, subject to legal requirements relating to the sharing of information, Amgen and Onyx will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Amgen or Onyx, as the case may be, and any of their respective subsidiaries that appear in any filing made with, or written material submitted to, any third party and/or governmental body in connection with the transactions contemplated by the Merger Agreement and will incorporate all comments reasonably proposed by Amgen or Onyx, as the case may be. In addition, except as may be prohibited by any governmental body or by any legal requirement, in connection with such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, we, Amgen and Onyx will permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding.

Takeover Statute

Onyx has agreed that if any state takeover law or similar law may become, or may purport to be, applicable to the transactions contemplated by the Merger Agreement, Onyx and the Onyx Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to eliminate the effect of any such takeover law or similar law on any of the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Amgen has agreed that, it will, and will cause the Surviving Corporation to, from the Effective Time until the sixth anniversary of the Effective Time:

•	to the fullest extent that Onyx and its subsidiaries would have been permitted to under applicable law and their respective certificates of incorporation or by-laws or other organizational documents as of the date of the Merger Agreement, indemnify, defend and hold harmless each current and former director, officer and employee of Onyx or any of its subsidiaries in his or her capacity as an officer or director of Onyx or any of its subsidiaries, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement; and

•	maintain in effect, for the benefit of each director and officer of Onyx or any of its subsidiaries as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Onyx as of the date of the Merger Agreement on terms with respect to coverage, deductibles and amounts no less favorable than the policy existing at the time of the Merger Agreement and Onyx may purchase a six-year “tail” policy for the existing policy, except that the amount the Surviving Corporation is required to expend in any one year is subject to a cap.

Financing

Under the Merger Agreement, and except to the extent that Amgen has completed an offering of debt securities or another financing to replace the financing contemplated by the Commitment Letter, Amgen has agreed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the Commitment Letter. Amgen has agreed not to permit any amendment, modification or waiver of the Commitment Letter if such amendment, modification or waiver reduces or could have the effect of reducing the amount of financing under the Commitment Letter or imposes new or additional conditions to the financing or amends any provision in a manner that would reasonably be expected to materially adversely affect Amgen’s ability to fund its obligations at the Acceptance Time and at the closing of the Merger. In addition, except to the extent that Amgen has completed an offering of debt securities or another financing to replace the financing contemplated by the Commitment Letter, Amgen has agreed to use its reasonable best efforts to maintain in effect the Commitment Letter, to negotiate and enter into definitive agreements with respect to the Commitment Letter, to satisfy on a timely basis all conditions to funding, to enforce its rights under the Commitment Letter and to comply with its obligations under the Commitment Letter.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to awards under the Onyx Equity Plans, securityholder litigation, public announcements and access, confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, stock exchange delisting and deregistration and financing.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Amgen and Onyx;

•	by either Amgen or Onyx by written notice to the other if the Offer expires without the acceptance for payment of Shares pursuant to the Offer, provided that such termination right is not available to any party if a breach by such party of any provision of the Merger Agreement proximately caused the failure of the acceptance for payment of Shares pursuant to the Offer (such termination, an “Expiration Date Termination”);

•	by either Amgen or Onyx by written notice to the other if a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

•	by Amgen by written notice to Onyx at any time prior to the Acceptance Time, if, whether or not permitted to do so, (a) Onyx, the Onyx Board or any committee thereof shall have made an Adverse Change Recommendation, (b) Onyx, the Onyx Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any contract (other than a permitted confidentiality agreement) constituting or related to, or that is intended to or would be reasonably likely to lead to, any Acquisition Transaction, or requiring or reasonably likely to cause Onyx to abandon, terminate, delay or fail to consummate, or would otherwise materially impede, interfere with or be inconsistent with the transactions contemplated by the Merger Agreement (any such contract, an “Alternative Acquisition Agreement”), or (c) the Onyx Board fails to publicly reaffirm the Onyx Board Recommendation (A) within ten (10) business days after receipt of a written request by Amgen to provide such reaffirmation following the commencement by a third party of a tender offer or exchange offer related to the Shares or (B) within five business days after receipt of a written request by Amgen to provide such reaffirmation following public disclosure of an Acquisition Proposal other than a commenced tender offer or commenced exchange offer (such termination, an “Adverse Change Recommendation Termination”);

•	by either Amgen or Onyx by written notice to the other if the Acceptance Time does not occur on or prior to the close of business on the date that is the End Date; provided that such termination right is not available to either party if a breach of any provision of the Merger Agreement by such party proximately caused the failure of the Acceptance Time to have occurred (such termination, an “End Date Termination”);

•	by Onyx by written notice to Amgen at any time prior to the Acceptance Time, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer,

if (i) such Superior Offer did not result from any breach of the provisions described under “No Solicitation” above, (ii) the Onyx Board, after satisfying all of the requirements with respect to an Adverse Change Recommendation, authorizes Onyx to enter into the Specified Agreement and (iii) Onyx pays the termination fee described below concurrently, and enters into the Specified Agreement concurrently with, the termination of the Merger Agreement (such termination, a “Superior Offer Termination”);

•	by Amgen by written notice to Onyx prior to the Acceptance Time, (a) if a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of Onyx occurs that would cause a failure of the conditions to the Offer to exist and such breach remains uncured by Onyx at the earlier of the End Date and 20 business days after Amgen gives Onyx notice of such breach and Onyx is continuing to use its reasonable best efforts to cure the breach (such termination, a “Onyx Breach Termination”); or

•	by Onyx by written notice to Amgen at any time prior to the Acceptance Time if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in the Merger Agreement on the part of Amgen occurs, in each case if such breach or failure has prevented or would reasonably be expected to prevent Amgen or us from consummating the transactions contemplated by the Merger Agreement and such breach remains uncured by Amgen at the earlier of the End Date and 20 business days after Onyx gives Amgen notice of such breach and Amgen is continuing to use its reasonable best efforts to cure the breach.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, expenses and termination fee and other miscellaneous provisions and the confidentiality agreement between Amgen and Onyx, which will remain in full force and effect in accordance with its terms. The termination of the Merger Agreement does not relieve any party from any liability for any breach of the Merger Agreement prior to the date of the termination.

Termination Fees

Onyx has agreed to pay Amgen a termination fee of $303 million (the “Termination Fee”), if:

•	(i) (A) the Merger Agreement is terminated by Amgen or Onyx pursuant to an Expiration Date Termination, an End Date Termination or a Onyx Breach Termination, (B) after the date of the Merger Agreement and prior to the time of the termination of the Merger Agreement, an Acquisition Proposal is publicly made, commenced or submitted or announced and not withdrawn prior to the 10th business day prior to such termination, and (C) Onyx consummates or is subject to a Specified Acquisition Transaction (as defined below) within 365 days after such termination or Onyx or any of its representatives signs a definitive agreement within 365 days after such termination providing for a Specified Acquisition Transaction;

•	(ii) the merger Agreement is terminated by Amgen pursuant to an Adverse Change Recommendation Termination; or

•	(iii) by Onyx pursuant to a Superior Offer Termination.

A “Specified Acquisition Transaction” is defined as any transaction or series of transactions involving:

•	(a) any merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving Onyx or any of its subsidiaries;

•	(b) any direct or indirect sale, license, lease, transfer, exchange or other disposition, in one transaction or a series of transactions, including by merger, consolidation, business combination, share exchange, joint venture, extraordinary dividend, recapitalization, corporate reorganization or otherwise, of any business or assets representing 50% or more of the consolidated assets, net income or net revenues of Onyx and its subsidiaries, taken as a whole;

•	(c) any issuance, sale, or other disposition, in one transaction or a series of transactions, including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power of Onyx;

•	(d) any transaction, including any tender offer or exchange offer, that if consummated would result in or would reasonably be expected to result in any person or group beneficially owning 50% or more of the voting power of Onyx or in which any person or group shall acquire the right to acquire beneficial ownership of 50% or more of the outstanding voting power of Onyx; or

•	(e) any combination of the foregoing.

Any Termination Fee will be paid as follows: (A) in the case of clause (i) above, upon the earlier of two business days after the entry into an agreement with respect to a Specified Acquisition Transaction or concurrent with the consummation of a Specified Acquisition Transaction, (B) in the case of clause (ii) above, within two business days following termination of the Merger Agreement, or (C) in the case of clause (iii) above, concurrently with the termination of the Merger Agreement.

Specific Performance

We, Amgen and Onyx are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Amgen has filed as Exhibit (d)(2) to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Amgen” above.

Amgen and Onyx entered into a confidentiality agreement, effective as of July 12, 2013 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Amgen agreed that, subject to certain exceptions, any non-public information regarding Onyx or any of its subsidiaries, affiliates or divisions furnished to Amgen or its representatives would, for a period of two years from the date of the Confidentiality Agreement, be kept confidential and used by Amgen and its representatives solely for the purpose of evaluating, negotiating, proposing, pursuing, effecting or seeking to effect a possible transaction between Amgen and Onyx and would be kept confidential except as provided in the Confidentiality Agreement. The Confidentiality Agreement also includes a standstill provision that was subject to certain exceptions.

12.	Purpose of the Offer; Plans for Onyx.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Onyx while allowing Onyx’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Amgen, we and Onyx have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of Onyx in accordance with Section 251(h) of the DGCL after consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Onyx and will no longer participate in the future growth of Onyx. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Onyx and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

Plans for Onyx

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Onyx and that, following the Merger and until thereafter amended, our certificate of incorporation as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation and at the Effective Time our bylaws will be the bylaws of the Surviving Corporation until thereafter amended.

Our directors immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and our officers at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

We will continue to evaluate the business and operations of Onyx during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Onyx’s business, operations, capitalization and management with a view to optimizing development of Onyx’s potential in conjunction with Amgen’s existing businesses. Plans may change based on further analysis including changes in Onyx’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy, although, except as disclosed in this Offer to Purchase, we and Amgen have no current plans with respect to any of such matters.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Amgen has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Onyx or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Onyx or any of its subsidiaries, (iii) any change in the Onyx Board or management of Onyx, (iv) any material change in Onyx’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in Onyx’s corporate structure or business, (vi) any class of equity securities of Onyx being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Onyx becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Amgen and its affiliates. Neither Amgen nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ. According to the published NASDAQ guidelines, the NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400 or the number of publicly held Shares falls below 750,000. Shares held by officers or directors of Onyx or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Onyx, as of August 23, 2013, 73,430,031 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer, Amgen may cause Onyx to take all action necessary to be treated as a “controlled company,” as defined by Rule 5615(c) of the NASDAQ Rules (or any successor provision), which means that Onyx would be exempt from the requirement that the Onyx Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the Onyx Board. The controlled company exemption does not modify the independence requirements for Onyx’s audit committee or the requirements of the Merger Agreement relating to independent directors and the independent director committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Onyx’s Board of Directors.”

Exchange Act Registration

The Shares are currently registered under the Exchange Act. As a result, Onyx currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Onyx’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Onyx may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Onyx is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Onyx must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Onyx. Furthermore, the ability of Onyx’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Onyx,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of Amgen, Onyx will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if:

•	prior to the Expiration Date, the Minimum Condition shall not have been satisfied;

•	the HSR Condition shall not have been satisfied;

•	(a) any of the representations and warranties of Onyx with respect to its and its subsidiaries’ good standing and qualification, ownership of subsidiaries, its corporate authority and the validity of the Merger Agreement, the inapplicability of Section 203 of the DGCL, the inapplicability of a stockholder vote and the fairness opinion given by its financial advisor were not accurate in all material respects as of the date of the Merger Agreement or are not accurate in all material respects as of the Expiration Date (disregarding all Material Adverse Effect and other materiality qualifications in such representations and disregarding any updates or modifications to such representations purported to have been made after the date of the Merger Agreement) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a different date, in which case such representation and warranty shall speak only as of such different date); (b) any of the representations and warranties of Onyx regarding its authorized capital stock and capital stock reserved for issuance were not accurate in all respects as of the date of the Merger Agreement or are not accurate in all respects as of the Expiration Date (disregarding any updates or modifications to such representations purported to have been made after the date of the Merger Agreement) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a different date, in which case such representation and warranty shall speak only as of such different date), in each case except for such inaccuracies as are de minimis in nature and amount relative to each such representation and warranty as a whole; and (c) any of the other representations and warranties of Onyx set forth in the Merger Agreement were not accurate in all respects as of the date of the Merger Agreement or are not accurate in all respects at and as of the Expiration Date (disregarding all Material Adverse Effect and other materiality qualifiers in such representations) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a different date, in which case such representation and warranty shall speak only as of such different date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Material Adverse Effect on Onyx and its subsidiaries, taken as a whole;

•	Onyx shall not have performed or complied in all material respects with all covenants and obligations it is required to comply with or to perform under the Merger Agreement prior to the Expiration Date;

•	Amgen shall not have received a certificate signed on behalf of Onyx by the Chief Executive Officer or Chief Financial Officer of Onyx to the effect that the conditions stated above have been satisfied;

•	since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect or a change, event, circumstance or development shall have occurred that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

•	any court of competent jurisdiction issues any temporary restraining order, preliminary or permanent injunction or other order (or such order remains in effect) preventing the consummation of the Offer or the Merger or an action is taken, or any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

•	a legal proceeding by a governmental body having authority over Amgen, us, Onyx or any of its subsidiaries is pending which (i) challenges or seeks to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeks to restrain or prohibit Amgen’s or its affiliates’ ownership or operation of the business of Onyx or its subsidiaries, or of Amgen or its affiliates, or to compel Amgen or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of Onyx or its subsidiaries or of Amgen or its affiliates or (iii) seeks to impose or confirm material limitations on the ability of Amgen or any of its affiliates to effectively exercise full rights of ownership of the Shares; or

•	the Merger Agreement is validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Amgen and us and may be waived by Amgen and us, in whole or in part at any time and from time to time, in the sole discretion of Amgen and us; provided that the Minimum Condition may be waived by Amgen and us only with the prior written consent of Onyx, which may be granted or withheld in Onyx’s sole discretion. The failure by Amgen or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding Onyx’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Onyx”), between the date of the Merger Agreement and the Effective Time, Onyx changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the consideration payable in the Merger shall be equitably adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Amgen’s review of publicly available filings by Onyx with the SEC and other information regarding Onyx, we are not aware of any governmental license or regulatory permit that appears to be material to Onyx’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Onyx’s business, or certain parts of Onyx’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

Between August 28, 2013 and August 30, 2013, four plaintiffs filed purported class action lawsuits against Onyx, its directors, Amgen and Purchaser, and unnamed “John Doe” defendants in connection with the proposed Merger. Three of those purported class actions were brought in the Superior Court of the State of California captioned Silverstein et al. v. Onyx Pharmaceuticals, Inc., et al. (San Mateo County) (August 28, 2013), Robinson v. Onyx Pharmaceuticals, Inc., et al. (San Francisco County) (August 28, 2013), and Solak v. Onyx Pharmaceuticals, Inc., et al. (San Mateo County) (August 30, 2013). The fourth purported class action was brought in the Court of Chancery of the State of Delaware, captioned Mark D. Smilow, IRA v. Onyx Pharmaceuticals Inc., et al. (August 29, 2013). Each of the lawsuits alleges that the Onyx director defendants breached their fiduciary duties to Onyx shareholders, and that the other defendants aided and abetted such breaches, by seeking to sell Onyx through an allegedly unfair process and for an unfair price and on unfair terms. Each of the lawsuits seeks, among other things, equitable relief that would enjoin the consummation of the proposed Merger, rescission of the Merger Agreement (to the extent it has already been implemented), and attorneys’ fees and costs and certain of the lawsuits seek other relief.

State Takeover Statutes

A number of states (including Delaware, where Onyx is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Amgen because the Onyx Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

Amgen will file by September 20, 2013, a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Amgen’s proposed acquisition of Shares pursuant to the Offer. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Amgen, Purchaser, Onyx or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser believes that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Onyx (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Onyx and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14d-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the Offer and September 23, 2013, deliver to Onyx a written demand for appraisal of Shares held, which demand must reasonably inform Onyx of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL is included as Annex A to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger, and (3) at the time that the board of directors of the company to be acquired approves the merger, no other party to the merger agreement is an interested stockholder under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Onyx will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Onyx. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Amgen and Onyx will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Onyx in accordance with Section 251(h) the DGCL.

18.	Fees and Expenses.

We have retained the Depositary, the Information Agent and the Dealer-Managers in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, and the Depositary, Information Agent and the Dealer-Managers will each receive, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Amgen will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Amgen have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Onyx pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Onyx Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Onyx may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ARENA ACQUISITION COMPANY

September 3, 2013

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMGEN

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Amgen. The business address of each director and executive officer of Amgen is One Amgen Center Drive, Thousand Oaks, California 91320-1799. Each director and executive officer of Amgen is a citizen of the United States of America, except for François de Carbonnel, who is a citizen of France, and Jonathan M. Peacock, who is a citizen of the United Kingdom.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF AMGEN

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Dr. David Baltimore

President Emeritus and Robert Andrews Millikan Professor of Biology,

California Institute of Technology

(Academia)

2006 – Present

Director,

Amgen Inc.

(Biotechnology)

1999 – Present

Founder and Chairman of the Board of Directors,

Calimmune, Inc.

(Healthcare)

2008 – Present

Director,

Regulus Therapeutics Inc.

(Biopharmaceuticals)

2008 – Present

Director,

Immune Design Corp.

(Biotechnology)

2008 – Present

Director,

BB Biotech AG

(Investment Company)

2004 – 2011

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Frank J. Biondi, Jr.

Senior Managing Director,

WaterView Advisors LLC

(Financial Services)

1999 – Present

Director,

Amgen Inc.

(Biotechnology)

2002 – Present

Director,

RealD Inc.

(Technology)

2010 – Present

Director,

Cablevision Systems Corp.

(Telecommunications, Media and Entertainment)

2005 – Present

Director,

Seagate Technology

(Technology)

2005 – Present

Director,

Hasbro, Inc.

(Toys and Games)

1999 – Present

Director,

Yahoo! Inc.

(Internet Services)

2008 –2010

Director,

Harrahs Entertainment, Inc.

(Gaming)

2002 – 2008

Director,

The Bank of New York Mellon Corporation

(Financial Services)

1995 – 2008

Robert A. Bradway	Chief Executive Officer, Amgen Inc. (Biotechnology) 2012 – Present Chairman of the Board of Directors, Amgen Inc. (Biotechnology) January 2013 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Director,

Amgen Inc.

(Biotechnology)

2011 – Present

Director,

Norfolk Southern Corporation

(Transportation)

2011 – Present

President,

Amgen Inc.

(Biotechnology)

2010 – Present

Chief Operating Officer,

Amgen Inc.

(Biotechnology)

2010 – 2012

Executive Vice President and Chief Financial Officer,

Amgen Inc.

(Biotechnology)

2007 – 2010

François de Carbonnel

Director,

Amgen Inc.

(Biotechnology)

2008 – Present

Chairman of the Board,

Woodside Holdings Investment Management Pte. Ltd.

(Financial Services)

2012 – Present

Director,

Mazars Group

(Financial Services)

2011 – Present

Director,

Thomson S.A.

(Media)

2007 – 2010

Director,

Quilvest S.A.

(Financial Services)

2006 – 2012

Director,

Pages Jaunes S.A.

(Publishing)

2004 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Director, Ecofin Funds (Financial Services) 2004 – Present Director, Groupe Foncier de L’ile de France (GFI) (Real Estate) 1995 – Present
Dr. Vance D. Coffman	Director, Amgen Inc. (Biotechnology) 2007 – Present Director, Deere & Company (Farm and Construction Machinery) 2004 – Present Director, 3M Company (Consumer Products) 2002 – Present
Robert A. Eckert

Director,

Smart & Final LLC

(Retail)

2013 – Present

Director,

Amgen Inc.

(Biotechnology)

2012 – Present

Director,

Levi Strauss & Co.

(Clothing)

2010 – Present

Director,

McDonald’s Corporation

(Restaurant Industry)

2003 – Present

Chairman of the Board of Directors,

Mattel, Inc.

(Toys and Games)

2000 – 2012

Chief Executive Officer,

Mattel, Inc.

(Toys and Games)

2000 – 2011

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Dr. Rebecca M. Henderson

John and Natty McArthur University Professor,

Harvard Business School

(Academia)

2011 – Present

Director,

Amgen Inc.

(Biotechnology)

2009 – Present

Senator John Heinz Professor of Environmental Management,

Harvard Business School

(Academia)

2009 –2011

Director,

IDEXX Laboratories

(Technology)

2003 – Present

Director,

Ember Corporation

(Technology)

2001 – 2009

Eastman Kodak LFM Professor of Management,

Massachusetts Institute of Technology

(Academia)

1999 –2009

Research Associate,

National Bureau of Academic Research

(Research)

1995 – Present

Frank C. Herringer

Chairman of the Board,

Transamerica Corporation

(Financial Services)

1995 – Present

Director,

Amgen Inc.

(Biotechnology)

2004 – Present

Director,

Safeway Inc.

(Retail)

2008 – Present

Director,

Cardax Pharmaceuticals, Inc.

(Biotechnology)

2007 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Director, Aegon U.S. Holding Corporation (Insurance) 1999 – Present Director, The Charles Schwab Corporation (Financial Services) 1996 – Present

Dr. Tyler Jacks

David H. Koch Professor of Biology,

Massachusetts Institute of Technology

(Academia)

2001 – Present

Director,

Amgen Inc.

(Biotechnology)

2012 – Present

Director,

Thermo Fisher Scientific, Inc.

(Life Sciences)

2009 – Present

Director,

David H. Koch Institute for Integrative Cancer Research at Massachusetts Institute of Technology

(Academia)

2007 – Present

Member, Scientific Advisory Board,

Epizyme, Inc.

(Biopharmaceuticals)

2007 – Present

Founder,

T2 Biosystems, Inc.

(Biotechnology)

2006 – Present

Investigator,

Howard Hughes Medical Institute

(Research)

2002 – Present

Member, Scientific Advisory Board,

Aveo Pharmaceuticals Inc.

(Pharmaceuticals)

2001 – 2012

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Director, Massachusetts Institute of Technology’s Center for Cancer Research (Academia) 2001 – 2007
Dr. Gilbert S. Omenn

Professor of Internal Medicine, Human Genetics and Public Health and Director of the Center for Computational Medicine and Bioinformatics,

University of Michigan

(Academia)

1997 – Present

Affiliate Faculty Member,

Institute for Systems Biology

(Research)

2009 – Present

Director,

Amgen Inc.

(Biotechnology)

1987 – Present

Director,

Etubics Corporation

(Biotechnology)

2012 – Present

Member, Scientific Advisory Board,

Galectin Therapeutics, Inc.

(Pharmaceuticals)

2009 – Present

Director and Member, Scientific Advisory Board,

Armune BioSciences

(Diagnostics)

2008 – Present

Member, Scientific Advisory Board,

Innocentive Innovation Inc.

(Information Technology)

2006 – Present

Member, Scientific Advisory Board,

Compendia Biosciences Inc.

(Biotechnology)

2007 – 2012

Member, Scientific Advisory Board,

Motorola, Inc.

(Electronics)

1998 – 2010

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Director, OccuLogix, Inc. (Medical Services) 2005 – 2008 Director, Rohm & Haas Co. (Chemicals) 1987 – 2009
Judith C. Pelham

President Emeritus,

Trinity Health

(Healthcare)

2004 – Present

Director,

Amgen Inc.

(Biotechnology)

1995 – Present

Director,

Health Care REIT, Inc.

(Real Estate Investment)

2012 – Present

Director,

Zoll Medical Corporation

(Medical Products)

2011 – 2012

Director,

Eclipsys Corporation

(Information Technology)

2009 – 2010

Dr. Ronald D. Sugar

Director,

Amgen Inc.

(Biotechnology)

2010 – Present

Senior Advisor,

Northrop Grumman Corporation

(Defense)

2010 – Present

Senior Advisor,

Ares Management LLC

(Financial Services)

2010 – Present

Director,

Apple Inc.

(Electronics)

2010 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Director,

Air Lease Corporation

(Aircraft Leasing)

2010 – Present

Director,

Chevron Corporation

(Integrated Oil)

2005 – Present

Chairman of the Board and Chief Executive Officer,

Northrop Grumman Corporation

(Defense)

2003 – 2009

EXECUTIVE OFFICERS OF AMGEN

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Robert A. Bradway

Chief Executive Officer,

Amgen Inc.

(Biotechnology)

2012 – Present

Chairman of the Board of Directors,

Amgen Inc.

(Biotechnology)

January 2013 – Present

Director,

Amgen Inc.

(Biotechnology)

2011 – Present

Director,

Norfolk Southern Corporation

(Transportation)

2011 – Present

President,

Amgen Inc.

(Biotechnology)

2010 – Present

Chief Operating Officer,

Amgen Inc.

(Biotechnology)

2010 – 2012

Executive Vice President and Chief Financial Officer,

Amgen Inc.

(Biotechnology)

2007 – 2010

Madhavan (Madhu) Balachandran	Executive Vice President, Operations, Amgen Inc. (Biotechnology) 2012 – Present Senior Vice President, Manufacturing, Amgen Inc. (Biotechnology) 2007 – 2012
Dr. Sean E. Harper	Executive Vice President, Research and Development, Amgen Inc. (Biotechnology) 2012 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Senior Vice President, Global Development, and Corporate Chief Medical Officer, Amgen Inc. (Biotechnology) 2007 – 2012
Anthony C. Hooper

Executive Vice President, Global Commercial Operations,

Amgen Inc.

(Biotechnology)

2011 – Present

Senior Vice President, Commercial Operations and President, U.S., Japan and Intercontinental,

Bristol-Myers Squibb Company

(Pharmaceuticals)

2010 –2011

President, Americas,

Bristol-Myers Squibb Company

(Pharmaceuticals)

2009 –2010

President, U.S. Pharmaceuticals, Worldwide Pharmaceuticals Group,

Bristol-Myers Squibb Company

(Pharmaceuticals)

2004 –2009

Brian M. McNamee	Senior Vice President, Human Resources, Amgen Inc. (Biotechnology) 2001 – Present
Cynthia M. Patton

Senior Vice President and Chief Compliance Officer,

Amgen Inc.

(Biotechnology)

2012 – Present

Vice President, Law,

Amgen Inc.

(Biotechnology)

2010 – 2012

Associate General Counsel,

Amgen Inc.

(Biotechnology)

2005 – 2010

Jonathan M. Peacock	Executive Vice President and Chief Financial Officer, Amgen Inc. (Biotechnology) 2010 – Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Chief Financial and Administration Officer, Novartis Pharmaceutical AG (Healthcare) 2005 – 2010
David J. Scott	Senior Vice President, General Counsel and Secretary, Amgen Inc. (Biotechnology) 2004 – Present

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is One Amgen Center Drive, Thousand Oaks, California 91320-1799. David J. Scott is a citizen of the United States of America and Jonathan M. Peacock is a citizen of the United Kingdom.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Director Since
Jonathan M. Peacock President, Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer, Amgen Inc. (Biotechnology) 2010 – Present Chief Financial and Administration Officer, Novartis Pharmaceutical AG (Healthcare) 2005 – 2010	August 2013
David J. Scott Senior Vice President, General Counsel and Secretary and Director	Senior Vice President, General Counsel and Secretary, Amgen Inc. (Biotechnology) 2004 – Present	August 2013

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF ONYX OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

If delivering by mail: Computershare Trust Company, N.A c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by hand or courier: Computershare Trust Company, N.A c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Dealer-Managers for the Offer are:

BofA Merrill Lynch Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower One Bryant Park New York, New York 10036 Call Toll Free: (888) 803-9655	Lazard Frères & Co. LLC Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, New York 10020 Call Toll Free: (877) 364-0850